UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Ryder System, Inc. 11690 N.W. 105 Street Miami, Florida 33178
NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

Time:	10:00 a.m., Eastern Daylight Time

Date:	May 2, 2014

Place:	Ryder System, Inc. Headquarters 11690 N.W. 105 Street Miami, Florida 33178

Purpose:	1. To elect three directors for a three-year term expiring at the 2017 Annual Meeting of Shareholders.
2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2014 fiscal year.
3. To approve, on an advisory basis, the compensation of our named executive officers.
4. To approve amendments to our Articles of Incorporation and By-Laws to eliminate supermajority vote provisions regarding the removal of directors.

5.  To approve amendments to our Articles of Incorporation and By-Laws to eliminate supermajority vote provisions regarding the alteration, amendment, repeal or adoption of certain provisions of the By-Laws.

6.  To approve amendments to our Articles of Incorporation to eliminate supermajority vote provisions regarding the alteration, amendment, repeal or adoption of certain provisions of the Articles of Incorporation.

7. To approve amendments to our Articles of Incorporation to eliminate the provisions of the Articles regarding business combinations with interested shareholders.
8. To consider any other business that is properly presented at the meeting.

Who May Vote:	You may vote if you were a record owner of our common stock at the close of business on March 7, 2014.

Proxy Voting:	Your vote is important. You may vote:
• via Internet;
• by telephone;
• by mail, if you received a paper copy of the proxy materials; or
• in person at the meeting.
By order of the Board of Directors,

Robert D. Fatovic
Executive Vice President, Chief Legal Officer and Corporate Secretary
Miami, Florida
March 17, 2014
This proxy statement and the form of proxy, along with the annual report on Form 10-K for the fiscal year ended December 31, 2013 and the shareholder letter, were first sent or given to shareholders on or about March 17, 2014.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON FRIDAY, MAY 2, 2014.
Ryder’s proxy statement and annual report are available online at:  http://www.proxyvote.com

i

RYDER SYSTEM, INC.
11690 N.W. 105 STREET
MIAMI, FLORIDA 33178
______________________________________________________
PROXY STATEMENT
______________________________________________________
INFORMATION ABOUT OUR ANNUAL MEETING
You are receiving this proxy statement because you own shares of Ryder common stock that entitle you to vote at the 2014 Annual Meeting of Shareholders to be held on Friday, May 2, 2014 at 10:00 a.m., Eastern Daylight Time, at our corporate headquarters. Our Board of Directors (Board) is soliciting proxies from shareholders who wish to vote at the meeting. By using a proxy, you can vote even if you do not attend the meeting. This proxy statement describes the matters on which you are being asked to vote and provides information on those matters so that you can make an informed decision.
At the Annual Meeting you will be asked to vote on the following seven proposals. Our Board recommendation for each proposal is set forth below.

Proposal	Board Recommendation
1. To elect three directors as follows: L. Patrick Hassey, Michael F. Hilton and Hansel E. Tookes, II for a three-year term expiring at the 2017 Annual Meeting of Shareholders.	FOR
2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2014 fiscal year.	FOR
3. To approve, on an advisory basis, the compensation of our named executive officers, which we refer to as “Say on Pay”.	FOR
4. To approve amendments to our Articles of Incorporation and By-Laws to eliminate the supermajority vote provisions regarding removal of directors.	FOR
5.  To approve amendments to our Articles of Incorporation and By-Laws to eliminate supermajority vote provisions regarding the alteration, amendment, repeal or adoption of certain provisions of the By-Laws.
FOR
6.  To approve amendments to our Articles of Incorporation to eliminate supermajority provisions regarding the alteration, amendment, repeal or adoption of certain provisions of the Articles of Incorporation.
FOR
7. To approve amendments to our Articles of Incorporation to eliminate provisions of the Articles regarding business combinations with interested shareholders.	FOR
If you sign and return your proxy without making any selections, your shares will be voted “FOR” each of the director nominees and “FOR” proposals 2 - 7.
If other matters properly come before the meeting, the proxy holders will have the authority to vote on those matters for you at their discretion. As of the date of this proxy statement, we are not aware of any matters that will come before the meeting other than those disclosed in this proxy statement.

Who can vote?
Holders of Ryder common stock at the close of business on March 7, 2014, the record date, are entitled to vote their shares at the Annual Meeting. As of March 7, 2014, there were 53,058,189 shares of common stock issued, outstanding and entitled to vote. Each share of common stock issued and outstanding is entitled to one vote.

What is a quorum?
A quorum is the minimum number of shares required to hold a meeting. Under our By-Laws, the holders of a majority of the total number of shares issued and outstanding and entitled to vote at the meeting must be present in person or represented by proxy for a quorum. If you sign and return your proxy marked “abstain”, your shares will be counted for purposes of determining whether a quorum is present.

What is the difference between a shareholder of record and a beneficial shareholder?
You are a shareholder of record if you are registered as a shareholder with our transfer agent, Wells Fargo Bank, National Association (Wells Fargo). You are a beneficial shareholder if a brokerage firm, bank, trustee or other agent (nominee) holds your shares. This is often called ownership in “street name”, since your name does not appear anywhere in our records.

How do I vote?	If you are a shareholder of record, you may vote:

• via Internet; • by telephone; • by mail, if you received a paper copy of the proxy materials; or • in person at the meeting.

Detailed instructions for Internet and telephone voting are set forth on the notice of Internet availability (Notice), which contains instructions on how to access our proxy statement, annual report and shareholder letter online, and the printed proxy card.

If your shares are held in our 401(k) plan, your proxy will serve as a voting instruction for the trustee of our 401(k) plan who will vote your shares as you instruct. To allow sufficient time for the trustee to vote, your voting instructions must be received by April 29, 2014 (the cut-off date). If the trustee does not receive your instructions by the cut-off date, the trustee will vote the shares you hold through our 401(k) plan in the same proportion as those shares in our 401(k) plan for which voting instructions were received.

If you are a beneficial shareholder, you must follow the voting procedures of your nominee.

What if I am a beneficial shareholder and I do not give the nominee voting instructions?
Brokerage firms have the authority under New York Stock Exchange (NYSE) rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters. A broker non-vote occurs when a nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares. Broker non-votes are included in the calculation of the number of votes considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as shares present and entitled to be voted with respect to a matter on which the nominee has expressly not voted.

What shares are covered by my proxy card?	Your proxy reflects all shares owned by you at the close of business on March 7, 2014. For participants in our 401(k) plan, shares held in your account as of that date are included in your proxy.

What does it mean if I receive more than one proxy card?
It means that you hold shares in more than one account. To ensure that all your shares are voted, sign and return each proxy card. Alternatively, if you vote by telephone or on the Internet, you will need to vote once for each proxy card and voting instruction card you receive.

How many votes are needed for the proposals to pass?
The table below sets forth the proportion of votes needed for each proposal on the ballot to pass. The table also sets forth whether a nominee can exercise discretion and vote your shares absent your instructions and if not, the impact of such broker non-vote on the approval of the proposal; and the impact of abstentions.

Proposal	How Many Votes are Needed for a Proposal to Pass?	Can Brokers Vote Absent Instructions?	Impact of Broker Non-Vote	Impact of Abstentions
1. Election of Directors	Majority of Votes Cast	No	None	None
2. Ratification of PricewaterhouseCoopers	Majority of Shares Outstanding	Yes	Not Applicable	Same as a Vote “Against”
3. Say on Pay	Majority of Votes Cast	No	None	None
4. Eliminate Supermajority Vote Regarding Removal of Directors	75% of Shares Outstanding	No	Same as a Vote “Against”	Same as a Vote “Against”
5. Eliminate Supermajority Vote Regarding Amendments to By-Laws	75% of Shares Outstanding	No	Same as a Vote “Against”	Same as a Vote “Against”
6. Eliminate Supermajority Vote Regarding Amendments to Articles	75% of Shares Outstanding	No	Same as a Vote “Against”	Same as a Vote “Against”
7. Eliminate Articles Provision on Business Combinations with Interested Shareholders	75% of Shares Outstanding	No	Same as a Vote “Against”	Same as a Vote “Against”

Proposal 3 is a non-binding advisory vote. What is the effect if it passes?
Although the advisory vote on Proposal 3 is non-binding, our Board and the Compensation Committee will review the results and, consistent with our record of shareholder engagement, take them into account in making future decisions.

How do I change my vote?
A shareholder of record may revoke a proxy by giving written notice of revocation to our Corporate Secretary before the meeting, by delivering a later-dated proxy (either in writing, by telephone or over the Internet), or by voting in person at the Annual Meeting.

If you are a beneficial shareholder, you may change your vote by following your nominee’s procedures for revoking or changing your proxy.

Who can attend the Annual Meeting?
Only shareholders and our invited guests are permitted to attend the Annual Meeting. If you are a shareholder or record, you must bring a form of personal identification to the meeting, where your name will be verified against our shareholder list. If you are a beneficial shareholder and you plan to attend the meeting, you should bring proof of ownership, such as a brokerage statement, showing your ownership of the shares as of the record date and a form of personal identification. If you are a beneficial shareholder and wish to vote your shares at the meeting, you must obtain a proxy from your nominee and bring your proxy to the meeting.

If I plan to attend the Annual Meeting, should I still vote by proxy?
Yes. Casting your vote in advance does not affect your right to attend the Annual Meeting. If you send in your proxy card and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote. Written ballots will be available at the meeting for shareholders of record.

Beneficial shareholders who wish to vote in person must request a legal proxy from their nominee and bring that legal proxy to the Annual Meeting.

ELECTION OF DIRECTORS
(Proposal 1)
Under our By-Laws, directors are currently elected for three-year terms, typically with one-third of the directors standing for election in any given year. The three directors whose terms expire at the 2014 Annual Meeting of Shareholders are L. Patrick Hassey, Michael F. Hilton and Hansel E. Tookes, II. Upon the recommendation of the Corporate Governance and Nominating Committee (Governance Committee), our Board has nominated Mr. Hassey, Mr. Hilton and Mr. Tookes for re-election at the 2014 Annual Meeting for a three-year term that expires at the 2017 Annual Meeting.
John M. Berra, Luis P. Nieto, Jr., E. Follin Smith and Robert E. Sanchez are currently serving terms that expire at the 2015 Annual Meeting. Robert J. Eck, Tamara L. Lundgren, Eugene A. Renna and Abbie J. Smith are currently serving terms that expire at the 2016 Annual Meeting.
Last year, with shareholder approval, we amended our Articles of Incorporation and By-Laws to require that beginning in 2016, all directors be elected annually. Under the amendments, directors currently serving three-year terms will continue to serve the remainder of their terms. Directors up for election at the 2014 and 2015 Annual Meetings will be nominated for three-year terms. Thereafter, each director will be elected annually when his or her three-year term expires.
We believe that each of our directors has the experience, skills and qualities to fully perform his or her duties as a director and contribute to our success. Our directors were nominated because each possesses the highest standards of personal integrity and interpersonal and communication skills, is highly accomplished in his or her field, has an understanding of the interests and issues that are important to our shareholders and is able to dedicate sufficient time to fulfilling his or her obligations as a director. Our directors as a group complement each other and each other’s respective experiences, skills and qualities. Our directors make up a diverse body in terms of age, gender, ethnic background and professional experience but engender a cohesive body in terms of Board process and collaboration.
Each director’s principal occupation and other pertinent information about particular experience, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director appears on the following pages.
If you are a beneficial shareholder and do not give your nominee instructions, your nominee does not have the ability to vote in favor or against the director nominees. We therefore urge you to return your proxy card and vote your shares.
The Board recommends a vote FOR the election of each of the director nominees.

NOMINEES FOR DIRECTOR
FOR A TERM OF OFFICE EXPIRING AT THE 2017 ANNUAL MEETING

L. Patrick Hassey, served as Chairman and Chief Executive Officer of Allegheny Technologies Incorporated (ATI), a global leader in the production of specialty materials until he retired in May 2011. He also served as President of ATI until August 2010. Mr. Hassey became Chairman in 2004 and President and Chief Executive Officer in 2003. Prior to October 2003, Mr. Hassey served as an outside management consultant to ATI executive management. Before joining ATI, Mr. Hassey served as Executive Vice President and a member of the corporate executive committee of Alcoa, Inc. from May 2000 until his early retirement in February 2003. He served as Executive Vice President of Alcoa and Group President of Alcoa Industrial Components from May 2000 to October 2002. Prior to May 2000, Mr. Hassey served as Executive Vice President of Alcoa and President of Alcoa Europe, Inc.
Other Public Board Memberships
• Alpha Natural Resources, Inc.
Qualifications.  The Board nominated Mr. Hassey as a director because of his experience as a Board Chairman, President and Chief Executive Officer and years in positions of executive oversight and senior leadership in large, global public companies as well as his experience in domestic and international operations.

Director since 2005 Age: 68

Michael F. Hilton, is President and Chief Executive Officer of Nordson Corporation, a position he has held since he joined Nordson in 2010. Nordson engineers, manufactures and markets products and systems used for dispensing adhesives, coatings, sealants, biomaterials and other materials in a wide variety of end markets. Prior to joining Nordson, Mr. Hilton served as Senior Vice President and General Manager of Air Products & Chemicals, Inc. from 2007 until 2010 with specific responsibility for leading the company's global Electronics and Performance Materials segment. Mr. Hilton joined Air Products in 1976 where he held roles of increasing responsibility in a variety of staff, management and operations positions. Air Products serves customers in industrial, energy, technology and healthcare markets worldwide with a unique portfolio of atmospheric gases, process and specialty gases, performance materials, equipment and services.
Other Public Board Memberships
• Nordson
Qualifications. The Board nominated Mr. Hilton as a director because of his experience as President and Chief Executive Officer of a public company and his past senior leadership and global operations experience with oversight of large business units.

Director since 2012 Age: 59

Hansel E. Tookes, II, served as President of Raytheon International until he retired from Raytheon Company in December 2002. He joined Raytheon in September 1999 as President and Chief Operating Officer of Raytheon Aircraft Company. He was appointed Chief Executive Officer in January 2000 and Chairman in August 2000. Mr. Tookes became President of Raytheon International in May 2001. Prior to joining Raytheon in 1999, Mr. Tookes served as President of Pratt & Whitney's Large Military Engines Group since 1996. He joined Pratt & Whitney's parent company, United Technologies Corporation in 1980. Mr. Tookes was a Lieutenant Commander and military pilot in the U.S. Navy and later served as a commercial pilot with United Airlines.
Other Public Board Memberships
• Corning Incorporated
• NextEra Energy, Inc. (formerly FPL Group, Inc.)
• Harris Corporation
Qualifications.  The Board nominated Mr. Tookes as a director because of his past executive oversight and senior management experience of large, global companies with diversified businesses as well as his significant operational experience in the transportation industry and the U.S. military, and expertise in government contracts.

Director since 2002 Age: 66

DIRECTORS CONTINUING IN OFFICE

John M. Berra, served as Chairman of Emerson Process Management, a global leader in providing solutions to customers in process control, and Executive Vice President of Emerson Electric Company, until he retired in October 2010. Prior to October 2008, he served as President of Emerson Process Management. Mr. Berra joined Emerson's Rosemount division as a marketing manager in 1976 and thereafter continued assuming more prominent roles in the organization until 1997 when he was named President of Emerson's Fisher-Rosemount division (now Emerson Process Management). Prior to joining Emerson, Mr. Berra was an instrument and electrical engineer with Monsanto Company.
Other Public Board Memberships
• National Instruments Corporation
Other Relevant Experience
• A past Advisory Director to the Board of Directors of Emerson Electric Company (until October 2010)
Qualifications.  The Board nominated Mr. Berra as a director because of his years in positions of executive oversight and senior leadership in a global company with a diversified business as well as his experience in global marketing and operations and expertise in technology and engineering.

Director since 2003 Age: 66

Robert J. Eck, is President and Chief Executive Officer of Anixter International, Inc. (Anixter), a global distributor of communications and security products, electrical and electronic wire and cable, fasteners and other small components. He also serves as President and Chief Executive Officer of subsidiary Anixter Inc. Mr. Eck has held both positions since 2008. From 2007 to 2008, he served as Executive Vice President and Chief Operating Officer of Anixter. Prior to that position, Mr. Eck served as Executive Vice President of Enterprise Cabling and Security Solutions for Anixter from 2004 to 2007. In 2003, he served as Senior Vice President — Physical Security Products and Integrated Supply of Anixter Inc. Mr. Eck joined Anixter in 1989 and held roles of increasing responsibility in strategy, supply chain management, sales and marketing, and human resources.
Other Public Board Memberships
 • Anixter
Qualifications.  The Board nominated Mr. Eck as a director because of his experience as President and Chief Executive Officer of a large, public company and past senior leadership experience in the supply chain/logistics industry, domestic and international operations, marketing and business development.

Director since 2011 Age: 55

Tamara L. Lundgren, is President and Chief Executive Officer of Schnitzer Steel Industries, Inc., a position she has held since 2008. Schnitzer Steel is one of the largest manufacturers and exporters of recycled ferrous metal products in the United States with $2.6 billion in annual revenue and more than 120 operating facilities in the U.S., Puerto Rico and Canada. Ms. Lundgren joined Schnitzer Steel in 2005 as Chief Strategy Officer and subsequently served as Executive Vice President and Chief Operating Officer from 2006 until 2008. Prior to joining Schnitzer Steel, Ms. Lundgren was a managing director at JP Morgan Chase in London and managing director at Deutsche Bank AG in New York and London. Before joining Deutsche Bank, Ms. Lundgren was a partner at the law firm of Hogan & Hartson, LLP in Washington, D.C.
Other Public Board Memberships
• Schnitzer Steel
Other Relevant Experience
• Director of the Federal Reserve Bank of San Francisco, Portland
• Vice Chair of the U.S. Chamber of Commerce
Qualifications. The Board nominated Ms. Lundgren as a director because of her experience as President and Chief Executive Officer of a public company and her experience in operations, strategy, finance and corporate law.

Director since 2012 Age: 56

Luis P. Nieto, Jr., served as President of the Consumer Foods Group for ConAgra Foods Inc. from 2007 until he retired in 2009. Mr. Nieto joined ConAgra in 2005 and held various leadership positions, including President of the Meats Group and Refrigerated Foods Group. ConAgra Foods is one of the largest packaged foods companies in North America. Prior to joining ConAgra, Mr. Nieto was President and Chief Executive Officer of the Federated Group, a leading private label supplier to the retail grocery and foodservice industries from 2002 to 2005. From 2000 to 2002, he served as President of the National Refrigerated Products Group of Dean Foods Company. Prior to joining Dean Foods, Mr. Nieto held positions in brand management and strategic planning with Mission Foods, Kraft Foods and the Quaker Oats Company. Mr. Nieto is the President of Nieto Advisory LLC, a consulting firm.
Other Public Board Memberships
• AutoZone, Inc.
Qualifications.  The Board nominated Mr. Nieto as a director because of his senior leadership and executive oversight experience as well as his finance and operational experience, which includes supply chain/logistics oversight, and expertise in brand management/marketing and strategic planning.

Director since 2007 Age: 58

Eugene A. Renna, retired from ExxonMobil Corporation in January 2002 where he was an Executive Vice President. He was President and Chief Operating Officer of Mobil Corporation and a member of its Board of Directors until the time of its merger with Exxon Corporation in 1999. As President and Chief Operating Officer of Mobil, Mr. Renna was responsible for overseeing all of its global exploration and production, marketing and refining, and chemicals and technology business activities. Mr. Renna's career with Mobil began in 1968 and included a range of senior management roles in marketing, refining, domestic and international operations, planning and economics.
Other Public Board Memberships
• A past Director of Fortune Brands, Inc. (until December 2007)
• A past Director of ExxonMobil (until January 2002)
Qualifications.  The Board nominated Mr. Renna as a director because of his years in senior management positions in large, global public companies as well as his oversight and experience in the areas of finance, marketing and domestic and international operations.

Director since 2002 Age: 69

Robert E. Sanchez, is Chair, President and Chief Executive Officer of Ryder System, Inc. Mr. Sanchez was appointed Chair of Ryder's Board in May 2013. He became President and Chief Executive Officer in January 2013, at which time he was also elected to Ryder's Board. Mr. Sanchez joined Ryder in 1993 and has served in positions in increasing responsibility, including a broad range of leadership positions in both of Ryder's business segments. Mr. Sanchez most recently served as President and Chief Operating Officer from February 2012 to December 2012. Prior to that position, he served as President of Global Fleet Management Solutions, Ryder's largest business segment, from September 2010 to February 2012. Mr. Sanchez also served as Executive Vice President and Chief Financial Officer from October 2007 to September 2010; as Executive Vice President of Operations, U.S. Fleet Management Solutions from October 2005 to October 2007; and as Senior Vice President and Chief Information Officer from January 2003 to October 2005. Mr. Sanchez has been a member of Ryder's Executive Leadership team since 2003.
Other Public Board Memberships
• Texas Instruments Incorporated
Other Relevant Experience
• Director of the Truck Renting and Leasing Association
Qualifications. The Board nominated Mr. Sanchez as a director because of his role as President and Chief Executive Officer and his years of senior leadership experience at Ryder, including his experience as President and Chief Operating Officer of Ryder, leadership experience in both of Ryder's business units and his oversight and experience in the areas of global operations, finance and information technology.

Director since 2013 Age: 48

E. Follin Smith, served as the Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Constellation Energy Group, Inc. until May 2007, then the nation's largest competitive supplier of electricity to large commercial and industrial customers and the nation's largest wholesale power seller. Ms. Smith joined Constellation Energy Group as Senior Vice President, Chief Financial Officer in June 2001 and was appointed Chief Administrative Officer in December 2003. Before joining Constellation Energy Group, Ms. Smith was Senior Vice President and Chief Financial Officer of Armstrong Holdings, Inc., the global leader in hard-surface flooring and ceilings. Prior to joining Armstrong, Ms. Smith held various senior financial positions with General Motors, including Chief Financial Officer for General Motors’ Delphi Chassis Systems division.
Other Public Board Memberships
• Discover Financial Services
• Kraft Foods Group
Qualifications.  The Board nominated Ms. Smith as a director because of her past experience as Chief Financial Officer and Chief Administrative Officer of public companies and other senior management experience, which includes oversight of finance, human resources, risk management, legal and information technology functions.

Director since 2005 Age: 54

Abbie J. Smith, is the Boris and Irene Stern Distinguished Service Professor of Accounting at the University of Chicago Booth School of Business. She joined their faculty in 1980 upon completion of her Ph.D. in Accounting at Cornell University. The primary focus of her research is corporate restructuring, transparency and corporate governance. She was nominated for a 2005 Smith Breeden Prize for her publication in The Journal of Finance and has received a Marvin Bower Fellowship from the Harvard Business School, a McKinsey Award for Excellence in Teaching and a GE Foundation Research Grant.
Other Public Board Memberships
• HNI Corporation
• DFA Investment Dimensions Group Inc.
• Dimensional Investment Group Inc.
Other Memberships
• Trustee of certain Chicago-based UBS Funds
Qualifications.  The Board nominated Ms. Smith as a director because of her accomplished educational background and academic experience in accounting, as well as her published works and significant contributions in the areas of accounting and corporate governance.

Director since 2003 Age: 60

CORPORATE GOVERNANCE
We maintain a Corporate Governance page at www.ryder.com, which includes our Corporate Governance Guidelines and the following additional materials relating to corporate governance:

•	Principles of Business Conduct

•	Committee Charters

•	Board - Background and Experience

•	Board Committees - Description of Committees and Current Members

•	How to Contact our Directors
The Corporate Governance Guidelines set forth our governance principles relating to, among other things:

•	Director independence (including our categorical director independence standards)

•	Director qualifications and responsibilities

•	Board structure; director resignation policy

•	Director compensation

•	Management succession

•	Periodic Board evaluation
The Principles of Business Conduct apply to our officers, employees and Board members and cover all areas of professional conduct including conflicts of interest, confidentiality, compliance with law and mechanisms to report known or suspected wrongdoing. The Principles of Business Conduct include a Code of Ethics applicable to our Chief Executive Officer, Chief Financial Officer and senior financial management. Any changes to these documents will be posted on our website. Any waivers to our Principles of Business Conduct for Board members or our executive officers granted by the Governance Committee will be posted on our website and may be disclosed in a public filing made with the Securities and Exchange Commission (SEC).
BOARD OF DIRECTORS
Director Independence
It is our policy that a substantial majority of the members of our Board and all of the members of our Audit Committee, Compensation Committee, Governance Committee and Finance Committee qualify as independent under the NYSE corporate governance listing standards.
To assist it in making independence determinations, our Board has adopted categorical director independence standards, which are part of our Corporate Governance Guidelines. Specifically, the Board determined that each of the following transactions or relationships will not, by itself, be deemed to create a material relationship for the purpose of determining a director’s independence:

•
Prior Employment of Director.    The director was employed by us or was personally working on our audit as an employee or partner of our independent registered certified public accounting firm, and over five years have passed since such employment, partnership or auditing relationship ended.

•
Employment of Immediate Family Member.    (i) An immediate family member was an officer of ours or was personally working on our audit as an employee or partner of our independent registered certified public accounting firm, and over five years have passed since such employment, partnership or auditing relationship ended; or (ii) an immediate family member is currently employed by us in a non-officer position, or by our independent registered certified public accounting firm not as a partner and not participating in the firm’s audit, assurance or tax compliance practice.

•
Interlocking Directorships.    An executive officer of ours served on the board of directors of a company that employed the director or employed an immediate family member as an executive officer, and over five years have passed since either such relationship ended.

•
Commercial Relationships.    The director is an employee (or a director’s immediate family member is an executive officer) of a company that makes or has made payments to, or receives or has received payments (other than contributions, if the company is a tax-exempt organization) from, us for property or services, and the amount of such payments has not within any of such other company’s three most recently completed fiscal years exceeded one percent (or $1 million, whichever is greater) of such other company’s consolidated gross revenues for such year.

•
Indebtedness Relationships.    A director or an immediate family member is a partner, greater than 10% shareholder, director or officer of a company that is indebted to us or to which we are indebted, and the aggregate amount of such debt is less than one percent (or $1 million, whichever is greater) of the total consolidated assets of the indebted company.

•
Charitable Relationships.    A director is a trustee, fiduciary, director or officer of a tax-exempt organization to which we make contributions, and the contributions to such organization by us have not, within any of such organization’s three most recently completed fiscal years, exceeded one percent (or $250,000, whichever is greater) of such organization’s consolidated gross revenues for such year.

For purposes of these independence standards, an “immediate family member” includes a director’s spouse, parents, children, siblings, mother- and father-in-law, son- and daughter-in-law, brother- and sister-in-law, and anyone (other than domestic employees) who shares such director’s home.
Pursuant to our Corporate Governance Guidelines, the Board undertakes an annual review of director independence, which includes a review of each director’s responses to questionnaires asking about any relationships with us. This review is designed to identify and evaluate any transactions or relationships between a director or any member of his or her immediate family and us or members of our senior management.
In the ordinary course of business, transactions may occur between us and entities with which some of our directors are or have been affiliated. During 2014, in connection with its evaluation of director independence, our Board reviewed transactions between us and any company that has any of our directors or family members of our directors serving as executive officers. Specifically, Mr. Eck, Mr. Hilton and Ms. Lundgren serve as executives of companies that lease vehicles or receive other services from us, and family members of Mr. Berra and Ms. Lundgren serve as executive officers of companies that lease vehicles from us. We reviewed each of these commercial relationships and found that all the transactions between us and the relevant company were made in the ordinary course of business and were negotiated at arm’s length. Furthermore, each of these commercial relationships was below the threshold set forth in our categorical director independence standards (i.e., one percent of such other company’s consolidated gross revenues for such year or $1 million, whichever is greater). As a result, our Board determined that none of these commercial relationships impaired the independence of the relevant director.
Additionally, we reviewed charitable donations and contributions made by the Company (other than contributions made through our Matching Gifts to Education Program for employees and directors, which is described on page 49) to tax-exempt organizations where our directors serve as a trustee or director. Specifically, Ms. Lundgren serves on the board of a tax-exempt organization to which the Company makes or has made contributions. We reviewed this relationship and found that all contributions made by the Company were made in the ordinary course, at arm’s length and consistent with our charitable giving policies and procedures. Furthermore, this relationship was below the threshold set forth in our categorical director independence standards (i.e., one percent of such organization’s consolidated gross revenues for such year or $250,000, whichever is greater). As a result, our Board determined that this relationship does not impair Ms. Lundgren's independence.
Based on its independence review and after considering the transactions described above, the Board determined that each of the following directors (which together constitute all of the members of the Board other than Mr. Sanchez) is independent: John M. Berra, Robert J. Eck, L. Patrick Hassey, Michael F. Hilton, Tamara L. Lundgren, Luis P. Nieto, Jr., Eugene A. Renna, Abbie J. Smith, E. Follin Smith and Hansel E. Tookes, II.
Communications with the Board
Shareholders and other interested parties can communicate with our independent directors as a group through an external toll-free hotline number (7 days a week/24 hours a day), through the Corporate Governance page of our website at www.ryder.com, or by mailing their communication to Independent Directors, c/o Corporate Secretary, Ryder System, Inc., 11690 N.W. 105 Street, Miami, Florida 33178. Any communications received from interested parties in the manner described above will be collected and organized by our Corporate Secretary and will be periodically, but in any event prior to each regularly-scheduled Board meeting, reported and/or delivered to our independent directors. The Corporate Secretary will not forward spam, junk mail, mass mailings, service complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate materials to the independent directors. Correspondence relating to certain of these matters such as service issues may be distributed internally for review and possible response. The procedures for communicating with our independent directors as a group are available on the Corporate Governance page of our website at www.ryder.com.
Our Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding questionable accounting, internal control, financial improprieties or auditing matters. Any of our employees or members of the general public may confidentially communicate concerns about any of these matters to any supervisor or manager, the Chief Legal Officer, the Senior Vice President of Internal Audit and the Global Compliance Officer, or on a confidential and/or anonymous basis by way of a third party toll-free hotline number and web-based portal (www.ryder.alertline.com), an internal ethics phone line, ethics@ryder.com, or to members of our Audit Committee at audit@ryder.com. All of the reporting mechanisms are publicized on our website at www.ryder.com, in our Principles of Business Conduct, through compliance training and on wallet cards, brochures and location posters. Upon receipt of a complaint or concern, a determination will be made whether it pertains to accounting, internal control, financial improprieties or auditing matters and if it does, it will be handled in accordance with the procedures established by the Audit Committee. A summary of all complaints, of whatever type, received through the reporting mechanisms are reported to the Audit Committee at each regularly-scheduled Audit Committee meeting. Matters requiring immediate attention are promptly forwarded to the Chair of the Audit Committee.
Board Meetings
The Board held 6 regular and no special meetings in 2013. Each of the directors attended 75% or more of the aggregate number of meetings of the Board and Committees on which the director served in 2013. Our independent directors meet in outside directors session without management present as part of each regularly-scheduled Board meeting. Our Lead Independent Director presides over these outside directors sessions.
We expect each of our directors to attend our Annual Meeting of Shareholders. Because the Board holds one of its regularly-scheduled meetings in conjunction with our Annual Meeting, unless one or more members of the Board are unable to attend, all of the members of the Board are present for the Annual Meeting. All of our directors attended the 2013 Annual Meeting.
Board Leadership Structure
Ryder combines the positions of Chief Executive Officer (CEO) and Chair of the Board. Ryder believes that the CEO, as a Company executive, is in the best position to fulfill the Chair’s responsibilities, including those related to identifying emerging issues facing Ryder, communicating essential information to the Board about Ryder’s performance and strategies, and proposing agendas for the Board.
In order to mitigate any potential disadvantages of a combined CEO and Chair, the Board has developed the role of a strong Lead Independent Director to facilitate and strengthen the Board’s independent oversight of Company performance, strategy and succession planning, and to uphold effective governance standards. Ryder’s Corporate Governance Guidelines establish that the Board members shall appoint a Lead Independent Director. The position of the Lead Independent Director is rotated periodically in accordance with our Corporate Governance Guidelines and is currently held by E. Follin Smith.
The Lead Independent Director’s duties, which are listed in our Corporate Governance Guidelines, include:

•	Presiding at all meetings of the Board at which the Chair is not present, including outside directors sessions of the independent directors;

•	Serving as the liaison between the Chair and the independent directors;

•	Serving as a liaison between the Board and management to obtain the types and forms of information that the Board needs;

•	Requesting and previewing information sent to the Board as necessary;

•	Communicating with management regarding presentations for the Board;

•	Proposing meeting agendas for the Board; and

•	Approving meeting schedules to assure that there is sufficient time for discussion of all agenda items.
In addition, the Lead Independent Director has the authority to call meetings of the independent directors and if requested by major shareholders, is available for consultation and direct communication with these shareholders to discuss their concerns and expectations.

Board Committees
The Board has four standing committees — Audit, Compensation, Corporate Governance and Nominating and Finance. All of the Committees are composed entirely of independent directors who meet in outside directors session without management present as part of each regularly-scheduled Committee meeting. The table below provides current membership and 2013 meeting information for each of the Committees.

Name	Audit	Compensation	Corporate Governance & Nominating	Finance
John M. Berra		Member		Member
Robert J. Eck		Member	Member
L. Patrick Hassey		Chair	Member
Michael F. Hilton		Member	Member
Tamara L. Lundgren	Member			Member
Luis P. Nieto, Jr.	Member			Chair
Eugene A. Renna		Member		Member
Robert E. Sanchez*
Abbie J. Smith	Chair			Member
E. Follin Smith**	Member		Chair
Hansel E. Tookes, II	Member		Member
2013 Meetings	9	5	6	7

*	Chair of the Board
**	Lead Independent Director
We have adopted written Charters for each of the Committees that comply with the NYSE’s corporate governance listing standards, applicable provisions of the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley) and SEC rules. Each Committee Charter sets forth the respective Committee’s responsibilities, and provides for a periodic review of such Charter and an annual evaluation of the respective Committee’s performance. The Charters grant each Committee the authority to obtain the advice and assistance of, and receive appropriate funding from us for, outside legal, accounting or other advisors as the Committee deems necessary to fulfill its obligations. The specific powers and responsibilities of the various Committees are set forth in more detail in their Charters, which are available on the Corporate Governance page of our website at www.ryder.com.
AUDIT COMMITTEE
Responsibilities
The Audit Committee’s responsibilities include:

•	appointing, overseeing and determining the compensation and independence of our independent registered certified public accounting firm;

•	approving the scope of the annual audit and the related audit fees as well as the scope of internal audit procedures;

•	reviewing audit results, financial disclosure and earnings guidance;

•	overseeing investigations into accounting and financial complaints;

•	reviewing, discussing and overseeing the process by which we assess and manage risk; and

•	reviewing and overseeing matters relating to accounting, auditing and financial reporting practices and policies.
The Audit Committee meets in outside directors session, consisting exclusively of independent directors, at the end of every regularly-scheduled Audit Committee meeting (other than telephonic meetings). Our Chief Financial Officer, our Controller, our Senior Vice President of Internal Audit, our Chief Legal Officer, our Global Compliance Officer and representatives of our independent registered certified public accounting firm participate in Audit Committee meetings, as necessary and appropriate, to assist the Audit Committee in its discussion and analysis of the various agenda items. The Audit Committee also meets individually with our Chief Financial Officer, our Senior

Vice President of Internal Audit and representatives of our independent registered certified public accounting firm at the end of every regularly-scheduled Audit Committee meeting (other than telephonic meetings); meets individually with our Controller at the end of a regularly-scheduled Audit Committee meeting at least once per year; and meets individually with our Chief Legal Officer and Global Compliance Officer as needed throughout the year.
Independence and Financial Expertise
The Board reviewed the background, experience and independence of the Audit Committee members based in large part on the directors’ responses to questions relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Audit Committee:

•	meets the independence requirements of the NYSE’s corporate governance listing standards and our categorical director independence standards;

•	meets the enhanced independence standards for audit committee members required by the SEC;

•	is financially literate, knowledgeable and qualified to review financial statements; and

•	qualifies as an “audit committee financial expert” under SEC rules.
COMPENSATION COMMITTEE
Responsibilities
The Compensation Committee’s responsibilities include:

•	overseeing, reviewing and approving our executive and director compensation policies and programs;

•	approving compensation actions for direct reports to the CEO and recommending compensation actions for the CEO for consideration by the independent directors;

•
reviewing and discussing the results of the shareholder advisory vote on executive compensation and considering whether to recommend any adjustments to the Company's policies and practices based on the vote results; and

•	reviewing and discussing the Compensation Discussion and Analysis included in this proxy statement to determine whether to recommend it for inclusion in our proxy statement.
Compensation Committee Processes and Procedures
Meetings.    The Compensation Committee meets at least five times each year in February, May, July, October and December. Each year in December, the Compensation Committee reviews and approves an agenda schedule for the following year. The agenda schedule outlines the various topics the Compensation Committee will consider during the year to ensure that the Compensation Committee adequately fulfills its responsibilities under its Committee Charter. The Compensation Committee considers other topics during the year as needed to fulfill its responsibilities. Our Chief Administrative Officer (CAO) works closely with the Chair of the Compensation Committee prior to each Compensation Committee meeting to ensure that the information presented to the Compensation Committee in connection with the items to be discussed and/or approved is clear and comprehensive.
The CAO, Vice President of Compensation and Benefits, an attorney from our legal department, and when requested, the CEO, participate in Compensation Committee meetings, as necessary and appropriate, to assist the Compensation Committee in its discussion and analysis of the various agenda items. These individuals are generally excused from the meetings as appropriate, including for discussions regarding their own compensation. The Compensation Committee meets in outside directors session, consisting exclusively of independent directors, at the end of every regularly-scheduled meeting.
Authority, Role of Management and Delegation.    The Compensation Committee is responsible for reviewing and approving all of the components of our executive compensation program as well as the compensation program for our Board. New executive compensation plans and programs must be approved by the full Board based on recommendations made by the Compensation Committee. The Compensation Committee, with input from the CEO, is responsible for setting the compensation of all of our other named executive officers. Our independent directors, acting as a group, are responsible for setting CEO compensation based on recommendations from the Compensation Committee. Pursuant to the terms of its Charter, the Compensation Committee may delegate all or a portion of its responsibilities relating to retirement plans to the Company's Retirement Committee. For additional discussion of the Compensation Committee's processes and procedures for the consideration and determination of executive compensation, please see the discussion under “Compensation Setting Process” in our Compensation Discussion and Analysis on page 27 of this proxy statement.
Use of Compensation Consultants.    The Compensation Committee has authority to retain compensation consultants, outside legal counsel and other advisors to assist it in fulfilling its responsibilities. During 2013, the Committee retained Frederic W. Cook & Co. (Cook) to serve as its independent compensation consultant. For further discussion of the role that Cook played in setting executive compensation during 2013, please see the discussion under “Compensation Setting Process” in our Compensation Discussion and Analysis later in this proxy statement.
Compensation Committee Interlocks and Insider Participation.    During the fiscal year ended December 31, 2013, James S. Beard, John M. Berra, Robert J. Eck, L. Patrick Hassey, Michael F. Hilton and Eugene A. Renna served as members of the Compensation Committee, and none of these directors was, during 2013, an officer or employee of Ryder, or was formerly an officer of Ryder. There were no transactions in 2013 between us and any of the directors who served as members of the Compensation Committee for any part of 2013 that would require disclosure by Ryder under the SEC’s rules requiring disclosure of certain relationships and related party transactions.
Independence
The Board reviewed the background, experience and independence of the Compensation Committee members based in large part on the directors’ responses to questions relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Compensation Committee:

•
meets the independence requirements of the NYSE’s corporate governance listing standards, including the additional independence requirements specific to compensation committee members, and our categorical director independence standards.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE
Responsibilities
The Governance Committee’s responsibilities include:

•	identifying qualified individuals to serve as directors;

•	reviewing the qualifications of director candidates, including those recommended by our shareholders pursuant to our By-Laws;

•	recommending to the Board the nominees to be proposed by the Board for election as directors at our Annual Meeting of Shareholders;

•	recommending the size, structure, composition and functions of Board Committees;

•	reviewing and recommending changes to the Charters of each Committee of the Board;

•	overseeing the Board evaluation process as well as the annual CEO evaluation process;

•	reviewing and recommending changes to our Corporate Governance Guidelines and Principles of Business Conduct; and

•	reviewing trends in public policy, public affairs and corporate responsibility.
The Governance Committee meets in outside directors session, consisting exclusively of independent directors, at the end of every regularly-scheduled Governance Committee meeting. Our Chief Legal Officer participates in Governance Committee meetings, as necessary and appropriate, to assist the Governance Committee in its discussion and analysis of the various agenda items.
Process for Nominating Directors
In identifying individuals to nominate for election to our Board, the Governance Committee seeks candidates that:

•	have a high level of personal integrity and exercise sound business judgment;

•	are highly accomplished in their fields, with superior credentials and recognition and have a reputation, both personal and professional, consistent with our image and reputation;

•	have relevant expertise and experience and are able to offer advice and guidance to our senior management;

•	have an understanding of, and concern for, the interests of our shareholders; and

•	have sufficient time to devote to fulfilling their obligations as directors.

The Governance Committee will seek to identify individuals who would qualify as independent under applicable NYSE listing standards and our categorical director independence standards, and who are independent of any particular constituency. The Governance Committee may, based on the composition of the Board, seek individuals that have specialized skills or expertise, experience as a leader of another public company or major complex organization, or relevant industry experience. In addition, while Ryder does not have a formal, written diversity policy, the Governance Committee will attempt to select candidates who will assist in making the Board a diverse body. Ryder believes that a diverse group of directors brings a broader range of experiences to the Board and generates a greater volume of ideas and perspectives, and therefore, is in a better position to make complex decisions. In addition, Ryder believes its shareholders appreciate a diverse Board, which is more reflective of the overall investment community. The Governance Committee uses feedback from its Board and Committee evaluation process, as well as a Board Composition Matrix which each director completes, to assist in determining the proper mix of director experience and diversity, and to assist in the identification and selection of candidates for nomination.
Generally, the Governance Committee identifies individuals for service on our Board through the Governance Committee’s retention of experienced director search firms that are paid to use their extensive resources and networks to find qualified individuals who meet the qualifications established by the Board. These search firms create a comprehensive record of a candidate’s background, business and professional experience and other information that would be relevant to the Governance Committee in determining a candidate’s capabilities and suitability. The Governance Committee will also consider qualified candidates who are proposed by other members of the Board, our senior management and, to the extent submitted in accordance with the procedures described below, our shareholders. The Governance Committee will not consider a director candidate unless the candidate has expressed his or her willingness to serve on the Board if elected and the Governance Committee has received sufficient information relating to the candidate to determine whether he or she meets the qualifications established by the Board.
If a shareholder would like to recommend a director candidate to the Governance Committee, he or she must deliver to the Governance Committee the same information and statement of willingness to serve described above. In addition, the recommending shareholder must deliver to the Governance Committee a representation that the shareholder owns shares of our common stock and intends to continue holding those shares until the relevant Annual Meeting of Shareholders as well as a representation regarding the shareholder’s direct and indirect relationship to the suggested candidate. This information should be delivered to us at:
11690 N.W. 105 Street
Miami, Florida 33178
Attention: Corporate Secretary
This information must be delivered to the Governance Committee no earlier than 120 and no later than 90 days prior to the one-year anniversary of the date of the prior year’s Annual Meeting of Shareholders. Any candidates properly recommended by a shareholder will be considered and evaluated in the same way as any other candidate submitted to the Governance Committee.
Upon receipt of this information, the Governance Committee will evaluate and discuss the candidate’s qualifications, skills and characteristics in light of the current composition of the Board. The Governance Committee may request additional information from the recommending party or the candidate in order to complete its initial evaluation. If the Governance Committee determines that the individual would be a suitable candidate to serve as one of our directors, the candidate will be asked to meet with members of the Governance Committee, members of the Board and/or members of senior management, including in each case, our CEO, to discuss the candidate’s qualifications and ability to serve on the Board. Based on the Governance Committee’s discussions and the results of these meetings, the Governance Committee will recommend a nominee or nominees for election to the Board either by our shareholders at our Annual Meeting of Shareholders or by the Board to fill vacancies on the Board between Annual Meetings. The Board will, after consideration of the Governance Committee’s recommendations, nominate a slate of directors for election by our shareholders, or for purposes of filling vacancies, elect a nominee to the Board. Pursuant to our Corporate Governance Guidelines, each incumbent director nominee must agree to tender his or her resignation for consideration by the Board if the director fails to receive the required number of votes for re-election in accordance with the By-Laws.
If a shareholder would like to nominate one or more directors for election at the Annual Meeting of Shareholders without involving the Governance Committee, it must comply with all of the requirements set forth in our By-Laws.

FINANCE COMMITTEE
Responsibilities
The Finance Committee’s responsibilities include:

•	reviewing our overall financial goals, liquidity position, arrangements and requirements;

•	reviewing, approving and recommending certain capital expenditures, issuances of debt and equity securities, dividend policy and pension contributions; and

•	reviewing our relationships with rating agencies, banks and analysts, and reviewing our economic and insurance risk program and tax planning initiatives.
The Finance Committee meets in outside directors session, consisting exclusively of independent directors, at the end of every regularly-scheduled Finance Committee meeting. Our Chief Financial Officer, our Treasurer and other members of management participate in Finance Committee meetings, as necessary and appropriate, to assist the Finance Committee in its discussion and analysis of the various agenda items.
RISK MANAGEMENT
Enterprise Risk Management
We understand that risk is present in our everyday business and organizational strategy and risk-taking is a necessary part of growing and operating a business. Consequently, we have implemented an enterprise risk management (ERM) program to provide management and our Board with a robust and holistic top-down view of key risks facing Ryder.
Our ERM program was developed under the direction and supervision of our Chief Legal Officer and Chief Financial Officer with the assistance of external experts, and is managed by our Global Compliance Officer and Senior Vice President of Internal Audit, all of whom provide updates on risk to the Committees and full Board on a regular basis and give a formal presentation at least once per year.
The ERM program is structured so that the Board is responsible for oversight of our ERM process and the CEO and executive leadership team are responsible for risk identification, management and communication under our ERM processes. We believe that effective Board oversight of the ERM process is a key element in the preservation and enhancement of shareholder value. Specifically, our Board and Committees:

•	Discuss with management the effectiveness of risk management processes in identifying, assessing and managing the organization’s most significant enterprise-wide risk exposures.

•	Receive an ERM report from the Chief Legal Officer and Global Compliance Officer at least annually.

•
Receive written updates and presentations on the ERM reports and our ERM program at every regularly scheduled meeting, and discuss with management the most significant risks that are identified and managed by Ryder.

•
Receive a report from the Senior Vice President of Internal Audit at least annually regarding identification of enterprise risks and audit activities to assess the controls and processes regarding such risks.

•	Discuss and receive updates from management on the various controls and mitigating actions Ryder is taking to mitigate significant risks.

•	Review Ryder’s significant risks and consider such risks when overseeing Ryder’s strategic and business decisions.
In addition, all significant risks identified by our ERM program or in the ERM reports are communicated to and discussed with the Board and/or one or more of the Committees. For example, our process calls for all risks that may have a material impact on our financial statements or disclosures to be brought before the Audit Committee. Risks involving capital structure or access to capital are discussed with the Finance Committee. We communicate risks associated with executive compensation and benefit programs to our Compensation Committee. The Governance Committee receives reports from management on governance and reputational risks Ryder identified through our ERM program.
Although Ryder’s ERM program is structured with formal processes, it remains flexible enough to adjust to changing economic, business and regulatory developments and is founded on clear lines of communication to the leadership team, the Board and its Committees. In addition, the Company periodically, including during 2012 and 2013, commissions an external assessment of its ERM program and its risk assessment processes to ensure that they are in line with industry practices and are effectively identifying, monitoring and mitigating enterprise-wide risks.

RELATED PERSON TRANSACTIONS
In accordance with our written Policies and Procedures Relating to Related Person Transactions, all “related person transactions” are subject to review, approval or ratification by the Governance Committee. For purposes of the Policies and Procedures, and consistent with Item 404 of Regulation S-K, a “related person transaction” is:

•	any transaction in which we or a subsidiary of ours is a participant, the amount involved exceeds $120,000 and a “related person” has a direct or indirect material interest; or

•	any material amendment to an existing related person transaction.
“Related persons” are our executive officers, directors, nominees for director, any person who is known to be the beneficial owner of more than 5% of any class of our voting securities and any immediate family member of any of the foregoing persons.
The Governance Committee is responsible for reviewing and determining whether to approve related person transactions. In considering whether to approve a related person transaction, the Governance Committee considers the following factors, to the extent relevant:

•	whether the terms of the related person transaction are fair to us and on the same basis as would apply if the transaction did not involve a related person;

•	whether there are business reasons for us to enter into the related person transaction;

•	whether the related person transaction would impair the independence of an outside director; and

•
whether the related person transaction would present an improper conflict of interest for any of our directors or executive officers, taking into account the size of the transaction, the overall financial position of the director, executive officer or related person, the direct or indirect nature of the director’s, executive officer’s or related person’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Governance Committee deems relevant.

There were no related person transactions during 2013.
RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
(Proposal 2)
Our Audit Committee appointed PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2014 fiscal year. Although shareholder ratification of the appointment of PricewaterhouseCoopers is not required, the Board believes that submitting the appointment to the shareholders for ratification is a matter of good corporate governance. The Audit Committee will consider the outcome of this vote in future deliberations regarding the appointment of our independent registered certified public accounting firm. Representatives of PricewaterhouseCoopers will be present at the 2014 Annual Meeting of Shareholders to respond to questions and to make a statement if they desire to do so.
Fees and Services of Independent Registered Certified Public Accounting Firm
Fees billed for services by PricewaterhouseCoopers for the 2013 and 2012 fiscal years were as follows ($ in millions):

	2013	2012
Audit Fees	$4.1	$4.0
Audit-Related Fees	0.3	0.5
Tax Fees[1]	0.4	0.3
All Other Fees[2]	0.1	0
Total Fees	$4.9	$4.8

1	All of the tax fees paid in 2013 and 2012 relate to tax compliance services.
2
In 2013, All Other Fees consist of $95,010 for IT consulting services provided by BGT Partners, a digital marketing firm acquired by PricewaterhouseCoopers in November 2013, as well as $1,800 for research tools provided on a subscription basis. For more information about the services provided by BGT Partners, see the description of All Other Fees below. In 2012, All Other Fees consist of $1,800 for research tools provided on a subscription basis.

Audit Fees primarily represent amounts for services related to the audit of our consolidated financial statements and internal control over financial reporting, a review of financial statements included in our Forms 10-Q (or other periodic reports or documents filed with the SEC), statutory or financial audits for our subsidiaries or affiliates, and consultations relating to financial accounting or reporting standards.
Audit-Related Fees represent amounts for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. These services include audits of employee benefit plans, consultations concerning matters relating to Section 404 of Sarbanes-Oxley and due diligence.
Tax Fees represent amounts for U.S. and international tax compliance services (including review of our federal, state, local and international tax returns), tax advice and tax planning, in accordance with our approval policies described below.
All Other Fees primarily represent amounts for IT consulting services provided by BGT Partners, a digital marketing firm acquired by PricewaterhouseCoopers in November 2013. We originally retained BGT Partners prior to the acquisition to provide ongoing IT consulting services relating to our www.ryder.com website, including social media resources, online reviews, mobile web services, website enhancement and maintenance and related tools. Following the acquisition of BGT Partners by PricewaterhouseCoopers, the Company continued to receive these services from PricewaterhouseCoopers. Additionally, PricewaterhouseCoopers provides research tools to the Company on a subscription basis.
Approval Policy
All services rendered by our independent registered certified public accounting firm are either specifically approved (including the annual financial statements audit) or are pre-approved by the Audit Committee in each instance in accordance with our Approval Policy for Independent Auditor Services (Approval Policy), and are monitored both as to spending level and work content by the Audit Committee to maintain the appropriate objectivity and independence of the independent registered certified public accounting firm’s core service, which is the audit of our consolidated financial statements and internal control over financial reporting. Under the Approval Policy, the terms and fees of annual audit services and any changes thereto, must be approved by the Audit Committee. The Approval Policy also sets forth detailed pre-approved categories of other audit, audit-related, tax and other non-audit services that may be performed by our independent registered certified public accounting firm during the fiscal year, subject to the dollar limitations set by the Audit Committee. The Audit Committee may, in accordance with the Approval Policy, delegate to any member of the Audit Committee the authority to approve audit and non-audit services to be performed by the independent registered certified public accounting firm. The Audit Committee has delegated to the Chair of the Audit Committee the authority to approve audit and non-audit services if it is not practical to bring the matter before the full Audit Committee and the estimated fee does not exceed $100,000. Any Audit Committee member who exercises his or her delegated authority, including the Chair, must report any approval decisions to the Audit Committee at its next scheduled meeting. All of the services provided in 2013 were approved by the Audit Committee in accordance with the Approval Policy.
The Board recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers as our independent registered certified public accounting firm for the 2014 fiscal year.

AUDIT COMMITTEE REPORT
The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that Ryder specifically incorporates it by reference into a filing.
The Audit Committee is comprised of five outside directors, all of whom are independent under the rules of the NYSE, our categorical director independence standards and applicable rules of the SEC. The Committee operates under a written Charter that specifies the Committee’s responsibilities. The full text of the Committee’s Charter is available on the Corporate Governance page of Ryder’s website (www.ryder.com). The Audit Committee members are not auditors and their functions are not intended to duplicate or to certify the activities of management and the independent registered certified public accounting firm.
The Audit Committee oversees Ryder’s financial reporting process on behalf of the Board. Ryder’s management has the responsibility for preparing the consolidated financial statements, for establishing and maintaining adequate internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting. Ryder’s independent registered certified public accounting firm is responsible for performing an integrated audit of Ryder’s annual consolidated financial statements and internal control over financial reporting as of the end of the year in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and expressing opinions on (1) whether the financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Ryder in conformity with accounting principles generally accepted in the United States and (2) whether Ryder maintained effective internal control over financial reporting based on criteria established in “Internal Control - Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited consolidated financial statements in the annual report on Form 10-K for the fiscal year ended December 31, 2013 and management’s assessment of the effectiveness of internal control over financial reporting with Company management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The Committee reviewed with the independent registered certified public accounting firm its judgments as to the quality of Ryder’s accounting principles and such other matters as are required to be discussed with the Committee by Auditing Standard No. 16, “Communications with Audit Committees”, adopted by the PCAOB, as amended and the rules of the SEC. In addition, the Committee has discussed with the independent registered certified public accounting firm the firm’s independence from Company management and Ryder, reviewed the written disclosures and letter from the independent registered certified public accounting firm required by applicable requirements of the PCAOB regarding the independent registered certified public accounting firm’s communications with the Audit Committee concerning independence and considered the compatibility of non-audit services with the independent registered certified public accounting firm’s independence.
The Committee discussed with Ryder’s internal auditor and representatives of the independent registered certified public accounting firm the overall scope and plans for their respective audits. The Committee met with the internal auditor and representatives of the independent registered certified public accounting firm, with and without management present, to discuss the results of their audits; their evaluations of Ryder’s internal control, including internal control over financial reporting; and the overall quality of Ryder’s financial reporting.
In reliance on the reviews and discussions referred to above, the Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements and management’s assessment of the effectiveness of Ryder’s internal control over financial reporting be included in the annual report on Form 10-K for the year ended December 31, 2013 filed by Ryder with the SEC. The Committee has also approved, subject to shareholder ratification, the selection of PricewaterhouseCoopers LLP as Ryder’s independent registered certified public accounting firm for the 2014 fiscal year.
Submitted by the Audit Committee of the Board.
Abbie J. Smith (Chair)
Tamara L. Lundgren
Luis P. Nieto, Jr.
E. Follin Smith
Hansel E. Tookes, II

SECURITY OWNERSHIP OF OFFICERS AND DIRECTORS
The following table shows the number of shares of common stock beneficially owned as of January 24, 2014, by each director and each executive officer named in the Summary Compensation Table herein, individually, and all directors and executive officers as a group. No family relationships exist among our directors and executive officers.

Name of Beneficial Owner	Total Shares Beneficially Owned[1]	Percent of Class[2]	Of the Total Shares Beneficially Owned, Shares Which May be Acquired Within 60 Days[3]
Robert E. Sanchez[4,5]	219,494	*	47,809
John M. Berra[6]	22,121	*	22,121
Dennis C. Cooke	18,907	*	14,897
Robert J. Eck[4]	7,293	*	5,393
Robert D. Fatovic[5]	62,585	*	17,700
Art A. Garcia[5]	48,059	*	20,377
L. Patrick Hassey	16,862	*	16,862
Michael F. Hilton	3,385	*	3,385
Tamara L. Lundgren	2,566	*	2,566
Luis P. Nieto, Jr.	15,103	*	15,103
Eugene A. Renna	27,831	*	21,331
Abbie J. Smith[5,6]	33,199	*	22,553
E. Follin Smith[6]	18,563	*	18,563
Gregory T. Swienton[4]	396,742	*	37,321
Hansel E. Tookes, II4,6	23,450	*	22,450
John H. Williford	76,471	*	23,471
Directors and Executive Officers as a Group (19 persons)[4,5]	1,046,195	1.932%	338,155

*	Represents less than 1% of our outstanding common stock.

1
Unless otherwise noted, all shares included in this table are owned directly, with sole voting and dispositive power. Listing shares in this table shall not be construed as an admission that such shares are beneficially owned for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (Exchange Act).

2	Percent of class has been computed in accordance with Rule 13d-3(d)(1) of the Exchange Act.

3
Represents options to purchase shares which became exercisable between January 24, 2014 and March 24, 2014, time based restricted stock rights vesting on February 11, 2014 and restricted stock units held in the accounts of directors that are delivered upon the director's departure from the Board, which shares vest upon grant, following a director's first year of service on the Board.

4
Includes shares held through a trust, jointly with their spouses or other family members or held solely by their spouses, as follows: Mr. Sanchez, 2,152 shares; Mr. Eck, 1,900 shares; Mr. Swienton, 135,600 shares; Mr. Tookes, 1,000 shares; and all directors and executive officers as a group, 140,652 shares.

5
Includes shares held in the accounts of executive officers pursuant to our 401(k) plan and deferred compensation plan and shares held in the accounts of directors pursuant to our deferred compensation plan as follows: Mr. Sanchez, 4,220 shares; Mr. Fatovic, 301 shares; Mr. Garcia, 2,930 shares; Ms. A. Smith, 10,646 shares; and all directors and executive officers as a group, 18,097 shares.

6
Includes stock granted to the director in lieu of his or her annual cash retainer, which stock has vested but will not be delivered to the director until six months after his or her departure from the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table shows the number of shares of common stock held by all persons who are known by us to beneficially own or exercise voting or dispositive control over more than five percent of our outstanding common stock.

Name and Address	Number of Shares Beneficially Owned	Percent of Class[4]
Artisan Partners Limited Partnership[1] 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202	4,385,113	8.10%
The Vanguard Group, Inc.[2] 100 Vanguard Blvd. Malvern, PA 19355	3,534,301	6.53%
BlackRock, Inc.[3] 40 East 52nd Street New York, NY 10022	3,522,819	6.51%

1
Based on the most recent SEC filing by Artisan Partners Limited Partnership on Form 13G/A dated January 30, 2014. Of the total shares shown, the nature of beneficial ownership is as follows: sole voting power 0; shared voting power 4,160,998; sole dispositive power 0; and shared dispositive power 4,385,113.

2
Based on the most recent SEC filing by The Vanguard Group, Inc. on Form 13G/A dated February 6, 2014. Of the total shares shown, the nature of beneficial ownership is as follows: sole voting power 68,627; shared voting power 0; sole dispositive power 3,468,374; and shared dispositive power 65,927.

3
Based on the most recent SEC filing by BlackRock, Inc. on Form 13G/A dated January 17, 2014. Of the total shares shown, the nature of beneficial ownership is as follows: sole voting power 3,103,213; shared voting power 0; sole dispositive power 3,522,819; and shared dispositive power 0.

4
The ownership percentages set forth in this column are based on the number of shares outstanding of the Company's common stock on January 24, 2014, and the assumption that each person listed above owned the number of shares reflected above on January 24, 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports with the SEC relating to their common stock ownership and changes in such ownership. To our knowledge, based solely on our records and certain written representations received from our executive officers and directors, during the year ended December 31, 2013, all Section 16(a) filing requirements applicable to directors, executive officers and greater than 10% shareholders were complied with on a timely basis, except that one Form 4 was filed late for Cristina A. Gallo-Aquino to report one transaction.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis is designed to provide our shareholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process, and 2013 compensation programs and actions for our named executive officers. As discussed in Proposal 3 on page 50, we are conducting our annual Say on Pay vote that requests your approval of the compensation of our named executive officers as described in this section and in the tables and accompanying narrative contained in the Executive Compensation section. In deciding how to vote, you should review our compensation philosophies, the design of our executive compensation programs, material compensation decisions and how we believe these programs and decisions have contributed to strong short-term financial performance and will help support and drive long-term growth and value.
In 2013, our named executive officers, or NEOs, were:

Robert E. Sanchez	Chair, President and Chief Executive Officer (CEO)
Art A. Garcia	Executive Vice President and Chief Financial Officer
John H. Williford	President - Global Supply Chain Solutions
Dennis C. Cooke	President - Global Fleet Management Solutions
Robert D. Fatovic	Executive Vice President, Chief Legal Officer and Corporate Secretary
Gregory T. Swienton	Former Executive Chair, until May 3, 2013
In January 2013, Mr. Sanchez, previously the Company's President and Chief Operating Officer, was appointed as President and CEO and as a member of the Board of Directors, succeeding former CEO Mr. Swienton, who assumed the role of Executive Chair. In May 2013, Mr. Sanchez was appointed as Chair of the Board when Mr. Swienton retired as Executive Chair.
Executive Summary
Ryder's executive compensation decisions reflect the Company's commitment to pay for performance and to strongly align the interests of the Company's leadership with those of our shareholders. In addition, the Company's executive compensation program is designed to encourage our executives to take actions in support of the Company's short-term financial goals but which also ensure the Company's ability to sustain strong shareholder value creation over the long-term, irrespective of annual performance variability. This executive summary provides an overview of 2013 Company performance, the alignment between our pay and our performance, shareholder outreach efforts and Say on Pay feedback, key compensation actions taken in 2013 and a summary of our executive compensation governance practices.
2013 Company Performance
In 2013, the Company achieved record earnings and revenue despite an uncertain economic environment, and while to making progress on its long-term strategic initiatives. Below are notable financial and business highlights for 2013:

•	Record revenue of $6.4 billion (up 3% from 2012) and record earnings per share of $4.63 (up 18%).

•	Revenue and earnings growth in all business segments.

•	Organic lease fleet growth and strong sales activity on our full-service lease product line.

•	Strong rental performance with solid fleet utilization.

•	Continued growth in our new on-demand maintenance product line.

•	Strong new sales in our Supply Chain Solutions business segment and improved operating margin.

•	Growth in Dedicated sales, partially from our initiatives around cross-selling and collaboration between business units.

•	Progress on maintenance initiatives to mitigate higher costs from new engine technology.

•	Strong return on equity and solid return on capital with a positive spread between cost of capital and return on capital of 100 basis points.

•	Increase in annual dividend from $1.24 to $1.36.

Pay for Performance
Consistent with our compensation goals and philosophy, an executive's direct compensation package is comprised of base salary, an annual cash incentive award and a long-term equity and cash incentive award. The following chart illustrates the Company's commitment to pay for performance and shareholder alignment as it shows that for 2013, (1) 85% of Mr. Sanchez's's target total direct compensation and over 70% of the other NEOs' target total direct compensation was in the form of “at-risk” incentive compensation opportunities, the vesting and value of which is tied to achievement of performance goals and the Company's stock price, and (2) 50% of Mr. Sanchez's pay and 35% of pay for the other NEOs was in the form of equity compensation which directly aligns the interests of shareholders and executives without creating an incentive for inappropriate risk-taking.
The percentages in the chart below were determined using (1) actual salaries as reported in the Summary Compensation Table; (2) target payout opportunities under the annual cash incentive awards; and (3) target Long-Term Incentive Plan (LTIP) values.
Long-Term Incentive
Total shareholder return (TSR) and, in 2013, adjusted return on capital (ROC) were the performance metrics used to determine the payouts of the performance based restricted stock rights (PBRSRs) and performance based cash awards (PBCAs) granted as part of our LTIP. The Company's stock price grew 90% from 2009 to 2013; however, all performance based awards for the 2009 - 2011 performance period, the PBRSRs for the 2010 - 2012 performance period, all performance based awards for the 2011 - 2013 performance period and all performance based awards for the first performance cycle of the 2012 - 2014 performance period were not earned.
Below is a summary of the performance status through 2013 for all PBRSRs and PBCAs granted under our LTIP since 2009:

Grant Year	Performance Cycle		Performance Measure	Performance Status	Award Status		NEO Award Value Earned or (Lost)
	Cycle #	Years Covered
2009	1 of 1	2009 - 2011	TSR v. S&P 500 Composite Index (on cumulative monthly basis)	Ryder's TSR ranked at 25% of S&P 500 Composite Index	✗	Award Lapsed	($4,203,745)
2010	1 of 1	2010 - 2012	TSR v. S&P 500 Composite Index (on cumulative monthly basis)	Ryder's TSR ranked at 33% of S&P 500 Composite Index	✗ ✓	PBRSR Award Lapsed PBCA Award Partially Earned	($2,913,915) $1,099,997
2011	1 of 1	2011 - 2013	TSR v. S&P 500 Composite Index (on cumulative monthly basis)	Ryder's TSR ranked at 32.8% of S&P 500 Composite Index	✗	Award Lapsed	($4,642,234)
2012	1 of 3	2012	TSR v. S&P 500 Composite Index (at end of period)	Ryder's TSR ranked at 13.57% of S&P 500 Composite Index	✗	Award Lapsed	($1,226,939)
	2 of 3	2012 - 2013		Ryder's TSR ranked at 38% of S&P 500 Composite Index	✓	Award Partially Earned	$748,699
2013	1 of 3	2013	TSR v. Custom Peer Group (50%)	Ryder's TSR ranked 13th of Companies in Custom Peer Group	✓	Award Earned	$733,038
			ROC target set annually (50%)	Ryder's ROC was 5.7% versus target of 5.8%	✓	Award Earned	$667,634
Shareholder Outreach - Say on Pay Feedback
At our 2013 Annual Meeting, through the shareholder advisory Say on Pay vote, we learned that over 95% of shareholder votes approved of our executive compensation program. Although we are pleased that our shareholders approve and support our efforts to offer a competitive executive compensation program that delivers shareholder value over both the short- and long-term, we recognize that shareholder views and concerns can change as circumstances change, including economic and market conditions. As such, in 2013, we renewed our commitment to engage our shareholders in a more informal and consistent manner to ensure that we understand, and are considering and addressing, any specific concerns they may have, including executive compensation. As part of these efforts, we reached out to several of our largest shareholders to solicit their feedback, concerns and recommendations regarding governance and compensation matters. On an ongoing basis, we also review the governance and voting policies of our largest shareholders who publish their policies to better understand where our compensation practices align with shareholder policies and whether there are any areas where they differ.
Given the strong Say on Pay voting results in 2011, 2012 and 2013, we did not seek to make any significant changes to our overall executive compensation program in 2013. Some changes were made as a part of the Committee's ongoing assessment of whether our compensation programs are optimally designed, taking into account how to best ensure alignment, respond to changing market practices and retain effective leaders who have a significant understanding of our business, particularly during these volatile economic conditions. The Compensation Committee, with the assistance of our independent compensation consultant, Frederic W. Cook & Co., Inc. (Cook), reviewed the various components of our executive compensation program and made some changes, and other compensation decisions, in order to further those objectives. Some of these changes are discussed on pages 25 and 30 - 35 of this Compensation Discussion and Analysis. The Compensation Committee believes that these changes will continue to create positive shareholder alignment and value. In reviewing compensation programs and making compensation decisions, the Compensation Committee will continue to consider the results of the Say on Pay advisory vote as well as any input we receive directly from shareholders.
2013 Key Compensation Actions and Decisions
In 2013, the Committee continued to emphasize at-risk compensation for our NEOs so that their interests are aligned with the interests of our shareholders. Highlighted below are some of the key actions and decisions taken during 2013:

•
Changes to Long-term Incentive Program. In 2013, the Compensation Committee largely retained the overall design of the LTIP but, in consultation with Cook, made certain revisions to further align program results with Company financial performance, reflect current market practice, more appropriately align Ryder's performance relative to its peers and encourage retention. Specifically, the following modifications were made to the 2013 LTIP awards granted to the NEOs in February 2013:

◦
Mix. Although 100% of the Long-Term Incentive (LTI) award remains at risk and subject to Company performance or stock price appreciation, the LTI allocation was revised with 40% allocated to stock options (reduced from 45% in 2012), 40% allocated to PBRSRs (increased from 35% in 2012) and 20% to PBCAs (unchanged from 2012).

◦
Performance Metrics for PBRSRs and PBCAs. In 2013, the Company increased from one to two performance metrics for PBRSRs and PBCAs because measuring performance with multiple metrics provides a more complete picture of Company performance and ensures management is focused on overall Company performance and not just performance in one area. 50% is based on Ryder's TSR relative to a custom peer group and 50% is based on Ryder's annual ROC.

•
Increase in stock ownership requirements. In 2013, stock ownership requirements were increased so that the CEO must own Ryder stock or stock equivalents (including any unvested restricted stock rights) having a value equal to at least four (rather than two) times his annual base salary, and all other NEOs must own Ryder stock or stock equivalents having a value equal to at least two (rather than one) times their base salary.

•
Adoption of policy prohibiting pledging or use of margin accounts. In 2013, we amended our Insider Trading Policy to formally prohibit our executive officers and Board members from using margin accounts or pledging Company securities as collateral for a loan. At the time we amended our policy, no executive officer or Board member held any securities in a margin account or pledged Ryder securities as collateral for a loan, and all executive officers and Board members remain in compliance with this policy.

Summary of Executive Compensation Governance Practices
Our executive compensation philosophy is reflected in governance practices that support the needs of our business, drive performance and align with the long-term interests of our shareholders. Below is a summary of what we do and don't do in that regard.

What We Do
✓
Pay for performance - Our compensation program for our NEOs emphasizes variable pay over fixed pay, with over 70% of their target compensation (and 85% in the case of our CEO) linked to our financial or market results.

✓
Mitigate undue risk in compensation plans - We undergo a robust risk assessment of all executive compensation programs annually. We also limit the maximum payout of our annual cash incentive awards to 2 times target and our performance based restricted stock rights and performance based cash awards to 125% of target to limit excessive risk taking.

✓	Offer limited perquisites - Perquisites generally track the benefits offered to broad salaried employees.
✓	Negative discretion on annual cash incentive awards - Ability to reduce awards by up to 10% based on individual performance objectives.
✓	Engage an independent compensation consultant - Our compensation consultant does not provide any other services to the Company.
✓
Stock ownership requirements - Increased from 2 to 4 times annual base salary for CEO in 2013; and increased from 1 to 2 times annual base salary for other NEOs; all NEOs must satisfy the requirements within 5 years.

✓	Use double trigger change in control provisions for cash severance
✓	Clawback policy - Equity plan and severance agreements permit clawback of Long-Term Incentive awards if a NEO is terminated for cause or violates certain nonsolicitation/noncompete provisions.
✓	Compliance with 162(m) - Our annual cash incentive awards and all compensation granted under our 2013 Long-Term Incentive Program meet the "performance based" exception for deductibility.
What We Don't Do
✗	Provide employment agreements
✗	Gross up excise taxes upon change in control
✗	Gross up taxes on perquisites or benefits
✗	Reprice underwater stock options without shareholder approval
✗	Allow equity grants below 100% fair market value
✗	Pay dividends on unvested performance based restricted stock rights or time based restricted stock rights
✗	Permit hedging or monetization transactions such as zero-cost collars or forward sale contracts
✗	Permit pledging activity or use of margin accounts
Compensation Philosophy and Objectives
Our primary goal is to design compensation programs that will attract, retain and motivate high quality executives who possess diverse skills and talents. We believe these compensation programs, together with a workplace culture that encourages career development and loyalty, establish Ryder as a premier employer and ultimately increase the value of our shareholders' investment in the Company. We seek to offer an executive compensation program that allows us to implement and adjust compensation elements in order to deliver market competitive compensation, align our business strategy and drive and reward performance. In addition to maintaining an attractive and competitive compensation program, our compensation program has four key goals:

•
Align the interests of Company executives with our shareholders by tying a significant portion of executive compensation to strong overall Company performance through the use of complementary pay elements.

•
Balance the short- and long-term interests of our shareholders so that our executives are appropriately encouraged and rewarded to take actions that are in the best interests of our shareholders when carrying out their duties as executives of Ryder.

•	Provide incentives to executives that will promote long-term, sustainable, profitable growth and encourage appropriate risk taking.

•	Reward each named executive officer's individual performance, contribution and value to Ryder.
Compensation Setting Process
The Compensation Committee is responsible for making determinations about our executive compensation programs, practices and levels. The Compensation Committee's independent compensation consultant and management assist the Committee in making these determinations. Below is an explanation of (1) the key roles and responsibilities of each group in setting executive compensation, (2) the executive evaluation process and (3) how competitive market data is integrated into the decision-making process.
Role of the Compensation Committee
The Compensation Committee is responsible for reviewing and approving, or recommending that the Board approve, all components of our executive compensation program as well as the compensation program for our Board. New executive compensation plans and programs must be approved by the full Board based on recommendations made by the Compensation Committee. The Compensation Committee, with input from the CEO, is responsible for setting the compensation of all other named executive officers. Our independent directors, acting as a group, are responsible for setting CEO compensation based on recommendations from the Compensation Committee.
Role of the Independent Compensation Consultant
The Committee has retained Cook as its independent consultant. Cook reports directly to the Committee and performs no other work for the Company. The Committee has analyzed whether the work of Cook as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (1) the provision of other services to the Company by Cook; (2) the amount of fees from the Company paid to Cook as a percentage of Cook's total revenue; (3) Cook's policies and procedures that are designed to prevent conflicts of interest; (4) any business or personal relationship of the individual compensation advisors on the Ryder consulting team with any member of the Committee; (5) any stock of the Company owned by Cook or the individual compensation advisors on the Ryder consulting team; and (6) any business or personal relationship of Cook or the individual compensation advisors on the Ryder consulting team with an executive officer of the Company. In performing its analysis of these factors, the Committee undertakes an annual review of conflicts of interest and independence, which includes a review of a conflicts of interest and independence letter provided by Cook and each director's responses to questionnaires asking about any relationships with Cook. The Committee has determined, based on its analysis of the above factors, that the work of Cook and the individual compensation advisors employed by Cook as compensation consultants to the Company has not created any conflict of interest and that Cook is independent.
During 2013, the Committee retained Cook to:

•	provide independent advice to the Committee on current trends and best practices in compensation design and program alternatives;

•	advise the Committee on plans or practices that may improve effectiveness, including the design changes to the 2013 LTIP;

•
provide peer group and survey data for competitive comparisons; and, based on this information, offer independent recommendations on CEO and NEO compensation, particularly in light of the CEO transition;

•	review the Compensation Discussion and Analysis, compensation tables, and other compensation-related disclosures in our proxy statement;

•	offer recommendations, insights and perspectives on compensation-related matters;

•	evaluate and advise the Committee regarding enterprise and related risk associated with executive compensation components, plans and structures; and

•	support the Committee to ensure executive compensation programs are competitive and align the interests of our executives with those of our shareholders.
In 2013, Cook attended most Compensation Committee meetings in person or by telephone, including executive sessions as requested, and consulted with the Compensation Committee Chair between meetings.

Role of Management
Our CEO, Chief Administrative Officer, Vice President of Compensation and Benefits and Chief Legal Officer develop written background and supporting materials for review at Compensation Committee meetings, attend Committee meetings at the Committee's request, and provide information regarding, and make recommendations about, designs for and, if warranted, changes to our executive compensation programs. Our CEO provides an assessment of each executive officer's performance and recommends compensation actions for executive officers other than himself.
Evaluating Performance
Annually, our CEO provides the Compensation Committee with a performance assessment and compensation recommendation for each named executive officer other than himself. The performance assessment includes strengths, areas for development and succession potential and is based on individual performance evaluations conducted by the CEO. Our CEO also reviews each executive's three-year compensation history and current market compensation data. At the Board's annual succession planning meeting in October, the performance of each NEO is also discussed by the full Board as part of Ryder's succession planning process.
At the end of each year, the independent directors begin to conduct a performance review of the CEO. For the review, the CEO and each independent director completes a comprehensive CEO evaluation questionnaire relating to the CEO's performance. This questionnaire is prepared by the Governance Committee, which is responsible for overseeing the process by which the CEO will be evaluated. The questionnaire focuses on (1) our historical and forecasted performance, (2) CEO effectiveness in leading the organization, the Board and external constituencies, (3) his effectiveness at team building and succession planning and development and (4) his effectiveness in developing and leading implementation of strategic initiatives. In February, the Compensation Committee discusses the results of the CEO’s performance review in outside directors session and formulates its recommendations regarding CEO compensation. At the February Board meeting, in outside directors session without the CEO present, the independent directors evaluate and discuss the CEO’s performance and determine his compensation based on the results of his performance evaluation and the recommendations of the Compensation Committee.
Benchmarking
Industry Peer Group
In evaluating each element of our executive compensation program, the Compensation Committee traditionally considers the executive compensation program and practices, as well as the financial performance, of comparative groups of companies. The Compensation Committee uses benchmark comparisons to peer groups or published surveys, as applicable, to ensure that it is acting on an informed basis and to establish points of reference to determine whether and to what extent it is establishing competitive levels of compensation for our executives. The Compensation Committee does not design our executive compensation programs to fit within a specific percentile of the executive compensation programs of other companies comprising any particular peer group or survey. Rather, the Compensation Committee compares numerous elements of executive compensation, including base salaries, annual incentive compensation and long-term cash and equity based incentives to assist in determining whether proposed total compensation is competitive, and then uses its experience and judgment to make final compensation decisions.
In assembling comparable peer groups, the Compensation Committee is mindful that although there are other public companies that provide transportation or supply chain services, there are no public companies that provide similar fleet management services (which represent approximately 63% of our consolidated revenue for 2013) or that provide the same mix of services, and that publicly disclose financial performance and compensation data relating to that business. Consequently, comparable compensation data is limited and less relevant for Ryder than it is for other companies in industries where there are more comparable peer groups.
In connection with its review of competitive market data, Cook utilized one peer group (Industry Peer Group) against which it analyzed each NEO's compensation. In 2013, there were no changes to the Industry Peer Group previously used to evaluate compensation. The Industry Peer Group is comprised of sixteen companies that are in a related industry and that all have one or more services or operating components similar to Ryder's service offerings. Although Ryder is often included in the broad transportation industry group, we do not include transportation companies that have significantly different value propositions, operating models and economic profiles, such as airlines. The Industry Peer Group is comprised of:

Industry Peer Group
1.	Avis Budget Group, Inc.	9.	Hertz Global Holdings, Inc.
2.	C. H. Robinson Worldwide, Inc.	10.	Hub Group, Inc.
3.	Celadon Group, Inc.	11.	J.B. Hunt Transport Services Inc.
4.	Con-way Inc.	12.	Landstar System, Inc.
5.	CSX Corporation	13.	Old Dominion Freight Line, Inc.
6.	Expeditors International of Washington, Inc.	14.	PHH Corporation
7.	FEDEX Corporation	15.	Trinity Industries, Inc.
8.	GATX Corporation	16.	United Parcel Service, Inc.
Management and the Compensation Committee believe that utilizing data from this Industry Peer Group provides a useful basis of comparison for NEO compensation, as we compete with many of these companies for executive talent. Similar to Ryder, many of these companies are asset-based providers of transportation or transportation-related services or otherwise provide leasing or rental services. Furthermore, many are impacted by similar economic factors affecting Ryder including freight demand and fuel prices.
General Industry Survey Data
The Compensation Committee also reviews general industry survey data, in particular when appropriate peer group data is unavailable. This ensures that we are acting responsibly in establishing competitive levels of compensation for our executives, as this perspective recognizes the limitations of peer group data and recognizes that Ryder also competes for executive talent outside of the transportation industry.

2013 Executive Compensation Program
Components of Compensation
Our executive officers do not have employment agreements. This gives the Compensation Committee flexibility to change the components of our executive compensation program in order to remain market competitive, address economic conditions and ensure proper alignment.
We do not have a formal policy relating to the allocation of total compensation among the various components. However, both management and the Compensation Committee believe that the more senior the position an executive holds, the more influence he or she has over our operating and financial performance. As such, a greater amount of NEO compensation should be at-risk based on Ryder's performance. Accordingly, the majority of target compensation that our NEOs are eligible to receive is dependent upon the achievement of short- and long-term performance objectives and/or appreciation in the value of Ryder stock. In addition to these incentive opportunities, our compensation program provides all executive officers, including our NEOs, a proportionally lesser amount of fixed elements, such as base salary and benefits. We also provide competitive severance and change of control arrangements to mitigate any negative impact of organizational changes and other corporate actions. The actual compensation mix for each NEO may vary based on job responsibilities, Ryder's performance, and individual performance and contributions to the organization.
The chart below illustrates the principal elements and design of Ryder's executive compensation program:

Base Salary
CEO 15%
Other NEOs 29%
Annual Cash Incentive Awards
CEO 22%
Other NEOs 27%
60%
Comparable Earnings Per Share (EPS)
40%
Operating Revenue
Long-Term Incentive Program
CEO 63%
Other NEOs 44%
40%
Stock Options
Stock Price Appreciation
Expire in 10 years
Vest annually in 3 equal installments over 3 years
40%
Performance Based Restricted Stock Rights (PBRSRs)
20%
Performance Based Cash Awards (PBCAs)
50%
Total Shareholder Return (TSR) v. Custom Peer Group
50%
Adjusted Return on Capital (ROC) target set annually
1/3
Performance Cycle 1 2013
1/3
Performance Cycle 2 2013 - 2014
1/3
Performance Cycle 3 2013 - 2015
1/3
Performance Year 1 2013
1/3
Performance Year 2 2014
1/3
Performance Year 3 2015

Detailed descriptions of the components of compensation and how the Compensation Committee determined compensation levels for 2013 begin on the following page.

2013 Compensation Decisions
Base Salary

In determining the base salaries of our NEOs, the Compensation Committee determines our competitive market position from market surveys and comparative data provided by outside compensation consultants. The Compensation Committee does not target base pay at any particular level versus a peer group. Instead the Compensation Committee bases salary adjustments on general survey data and its overall assessment of the following factors (without assigning any specific weighting to any individual factor):
•-----annual merit increase paid to all other Ryder employees (which is based on the Company's annual financial planning budget);
•-----demand in the labor market for the particular executive position and succession planning implications; and
•-----the individual's performance.

2013 Salary
In January 2013, Mr. Sanchez's base salary was increased to $700,000 in connection with his promotion to CEO. In May 2013, Mr. Sanchez's base salary was increased to $750,000 when he assumed additional responsibilities upon Mr. Swienton's (the Executive Chair and former CEO) retirement from the Company.

In October 2013, the current NEOs (other than Mr. Sanchez) received an increase in base salary consistent with the target merit increase for all other employees. Mr. Cooke received a 4% increase intended to bring him in line with market levels and to ensure internal pay equity, given Mr. Cooke's significant area of responsibility. The increase for the other NEOs ranged from 2.4% to 2.6%, with consideration given to internal pay equity. Mr. Sanchez did not receive a merit increase given his salary increases in connection with his promotion to CEO.

2013 Annual Cash Incentive Awards

Opportunity - Target payout opportunities under our annual cash incentive awards are designed to motivate our executive officers to act in a way that will result in Ryder achieving improved year-over-year financial performance without taking excessive risk. Mr. Sanchez's target payout opportunity is 150% of base salary. The target payout opportunity for Mr. Cooke and Mr. Williford is 100% of base salary and for Mr. Garcia and Mr. Fatovic is 80% of base salary. Mr. Sanchez's target payout opportunity is set at a higher level than our other executive officers to reflect the increased responsibility that accompanies the role of CEO.
Performance Period and Performance Metrics - In 2013, the Compensation Committee removed one of the three financial performance metrics used in 2012 for the annual cash incentive awards and adjusted the weightings of the remaining two metrics. The ROC metric was removed because it is now a component of the performance criteria for the Company's LTIP. Given the Company's continued focus on earnings leverage and revenue growth, the Compensation Committee maintained the other two financial performance metrics:
Comparable earnings per share from continuing operations (comparable EPS) (60% weighting) - is defined as earnings per share from continuing operations excluding non-operating pension costs. Comparable EPS is a key financial measure emphasized by Ryder's shareholders because it is directly aligned with shareholder value. We believe comparable EPS (a non-GAAP financial measure) provides useful information to investors because it excludes non-operating pension costs, which we consider to be impacted by financial market performance and outside the operational performance of the business. The weighting for comparable EPS was increased from 40% in 2012 to 60% in 2013 as a result of eliminating the ROC metric.
Operating revenue (40% weighting) - is defined as total revenue less (1) fuel services revenue (net of inter-segment billings) in our Global Fleet Management Solutions business segment and (2) subcontracted transportation revenue in our Global Supply Chain Solutions business segment. We believe operating revenue (a non-GAAP financial measure) is a better measure of our operating performance and sales activity than gross revenue because both fuel and subcontracted transportation are largely pass-throughs to customers and therefore have minimal impact on our profitability. The weighting for operating revenue was increased from 30% in 2012 to 40% in 2013 as a result of eliminating the ROC metric.
We believe that these two performance metrics, taken together, are useful in measuring our success in meeting our strategic objective of growing our revenue in a way that creates solid earnings leverage.

Incremental Performance Levels - Based on our internal business plan, the Compensation Committee set three performance targets:
•     a threshold level, at which 25% of target payout opportunity is earned;
•     a target level, at which 100% of target payout opportunity is earned; and
•     a maximum level, at which 200% of target payout opportunity is earned.
Annual cash incentives are earned proportionately from a threshold performance level to the target performance level and from the target performance level to the maximum performance level.
With respect to performance of comparable EPS and operating revenue relative to the performance targets, the Compensation Committee retains the discretion to adjust reported results in order to ensure that actual payouts properly reflect the performance of our core business and are not impacted positively or negatively by certain items, including non-recurring or non-operational items. The Compensation Committee adjusted 2013 comparable EPS from continuing operations to exclude:
•----a charge of $0.03 per share, relating to a multi-employer pension settlement
•----a benefit of $0.01 per share, relating to recovery of Hurricane Sandy losses
•----a benefit of $0.01 per share, relating to recovery of a restructuring charge
•----a benefit of $0.04 per share, relating to U.K. currency translation
The excluded items are discussed in the Management's Discussion and Analysis section of our annual report on Form 10-K for the fiscal year ended December 31, 2013.

2013 Awards	The following chart sets forth the threshold, target and maximum performance targets for each of the performance metrics, and the actual plan payout under the 2013 annual cash incentive awards:
	Performance Metric	Threshold (25% Payout)	Target (100% Payout)*	Maximum (200% Payout)	Adjusted 2013 Results	Payout as a Percent of Target Opportunity
	Comparable Earnings Per Share (60%)	$2.84	$4.74	$5.40	$4.88	121.21%
	Operating Revenue (40%) (in thousands)	$4,462	$5,250	$5,513	$5,270.5	107.79%
	Total (weighted)					115.84%

*  Financial targets disclosed in this section are done so in the limited context of our annual cash incentive awards and are not statements of management's expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.
In 2013, comparable EPS increased 11% and operating revenue increased 4% from 2012.
The amounts paid to the CEO and other NEOs are set forth in footnote 3 to the Summary Compensation Table on page 39 of this proxy statement.

Long-Term Incentive Program

In 2013, the Compensation Committee largely retained the overall design of the 2012 LTIP but, in consultation with Cook, made certain revisions to further align program results with Company financial performance, reflect current market practice, more appropriately measure Ryder's performance relative to its peers and encourage retention. Specifically, the following modifications were made with respect to the 2013 LTIP awards granted to the NEOs in February 2013 (other than Mr. Swienton, who did not receive a 2013 LTIP grant):
•    Target and Mix. The total target LTI value remained unchanged at 350% of the midpoint of the salary range for the CEO and 175% of the midpoint of the relevant salary range for the other NEOs' management level. The LTI continued to consist of stock options, PBRSRs and PBCAs. The LTI allocation was slightly revised as follows:

	LTI Allocation	2013	2012
	Options	40%	45%
	PBRSRs	40%	35%
	PBCAs	20%	20%

•     Stock Options.  Stock options continued to vest in three equal annual installments, although they will now expire ten years from the grant date (increased from seven years in 2012).
•     Performance Metrics for PBRSRs and PBCAs.  In 2013, the Company used two performance metrics applicable to PBRSRs and PBCAs: 50% is based on Ryder's TSR relative to the TSR of a custom peer group and 50% is based on Ryder's annual ROC measured against a ROC target set annually for each year of the three-year performance period. In 2012, the single metric used was TSR relative to the TSR of the S&P 500 Composite Index. The Company used two metrics in 2013 because measuring performance with multiple metrics provides a more complete picture of Company performance and ensures management is focused on overall Company performance and not just performance in one area.
•     TSR Performance Metric:
•-----Measurement of TSR.  For 2013, the TSR for Ryder and each peer company in the custom group will be calculated based on the average percentage change in the relevant stock price from the last ten trading days prior to the beginning of the relevant performance period to the last ten trading days prior to the end of the relevant performance period, assuming reinvestment of dividends on the ex-dividend date. In 2012, TSR was measured as of the last day of the performance period. The Compensation Committee believes that the use of this ten-day averaging methodology at the beginning and the end of each respective performance period mitigates the effect of any trading aberrations that may not be reflective of the overall performance of either Ryder or any of the peer companies.
•-----Use of Custom Peer Group. In 2013, the Compensation Committee revised the performance metric for PBRSRs and PBCAs to provide that Ryder's TSR would be compared to that of a custom peer group. The custom peer group used for TSR comparison consists of the sixteen companies in Ryder's Industry Peer Group as well as the following eleven additional companies that do not compete with Ryder but are subject to similar market conditions and economic recovery cycles:
1 - 16. The companies in Ryder's Industry Peer Group (page 29)
17. Arkansas Best Corporation
18. Forward Air Corporation
19. Heartland Express, Inc.
20. Knight Transportation, Inc.
21. Pacer International, Inc.
22. Saia, Inc.
23. Swift Transportation Company
24. TAL International Group, Inc.
25. Universal Truckload Services, Inc.
26. UTi Worldwide Inc.
27. Werner Enterprises, Inc.

Historically, PBRSRs and PBCAs were measured based on Ryder's performance versus the entire S&P 500 Composite Index. The Compensation Committee believes that measuring TSR against this custom peer group as opposed to companies in the S&P 500 Composite Index avoids comparisons of Ryder's performance against companies that may not be subject to the same market conditions and economic recovery cycles applicable to Ryder. Use of a custom peer group, as opposed solely to Ryder's primary Industry Peer Group allows for a better comparison of Ryder's performance in the markets in which we compete, including against additional companies viewed as peers by our investors. Further, the Compensation Committee believes that having a greater sample size helps minimize year-over-year volatility relative to our primary Industry Peer Group.
•----TSR Performance Periods. For the 50% portion of PBRSRs and PBCAs based on TSR, the three-year performance period remains segmented into three performance cycles of one, two and three years. Performance awards are earned based on performance in each respective cycle as follows:
•----1/3 of the PBRSRs and PBCAs are earned based on performance results for Year 1 (January 2013 through December 2013)
•----1/3 of the PBRSRs and PBCAs are earned based on performance results for Years 1 and 2 (January 2013 through December 2014)
•----1/3 of the PBRSRs and PBCAs are earned based on performance results for Years 1, 2 and 3 (January 2013 through December 2015)
•     ROC Performance Metric:
•-----Use of ROC. ROC is defined as our tax adjusted earnings from continuing operations excluding interest, as a percentage of the sum of Ryder's average (1) debt, (2) off-balance sheet debt and (3) shareholders equity. The Compensation Committee believes that basing 50% of performance on Ryder's ROC ensures that appropriate focus is maintained on capital efficiency across all of the Company's business segments throughout the performance period. Further, the Compensation Committee believes that setting the ROC target on an annual basis addresses the inherent difficultly in setting realistic long-term goals in a volatile business environment and helps ensure that the awards continue to serve as a meaningful incentive throughout the full three-year performance period.
With respect to performance of ROC relative to the performance targets, the Compensation Committee retains the discretion to adjust reported results in order to ensure that actual payouts properly reflect the performance of our core business and are not impacted positively or negatively by certain items, including non-recurring or non-operational items. The Compensation Committee adjusted 2013 ROC to exclude:
•-----a charge of $0.03 per share, relating to a multi-employer pension settlement
•-----a benefit of $0.01 per share, relating to recovery of Hurricane Sandy losses
•-----a benefit of $0.01 per share, relating to recovery of a restructuring charge
•-----a benefit of $0.04 per share, relating to U.K. currency translation
The excluded items are discussed in the Management's Discussion and Analysis section of our annual report on Form 10-K for the fiscal year ended December 31, 2013.
•-----ROC Performance Periods. For the 50% portion of PBRSRs and PBCAs based on ROC, the three-year performance period is segmented into three one-year performance cycles. Performance awards are earned based on performance in each respective cycle as follows:

•----1/3 of the PBRSRs and PBCAs are earned based on performance results for Year 1 (January 2013 through December 2013)

•----1/3 of the PBRSRs and PBCAs are earned based on performance results for Year 2 (January 2014 through December 2014)
•----1/3 of the PBRSRs and PBCAs are earned based on performance results for Year 3 (January 2015 through December 2015)

•     Incremental Performance for all PBRSRs and PBCAs. For each performance cycle, the following three performance levels continue to apply:

•-----a threshold level, at which 25% of the award for each of the TSR and ROC performance metrics will be earned respectively if Ryder's TSR ranks in the top nineteen of the custom peer group or the applicable ROC threshold performance is met;
•-----a target level, at which 100% of the award for each of the TSR and ROC performance metrics will be earned respectively if Ryder's TSR ranks in the top fourteen of the custom peer group or the applicable ROC target performance is met; and
•-----a maximum level, at which 125% of the award for each of the TSR and ROC performance metrics will be earned respectively if Ryder's TSR ranks in the top ten of the custom peer group or the applicable ROC maximum performance is met.

•     Awards Earned Proportionately Between Incremental Performance Levels. PBRSRs and PBCAs will continue to be earned proportionately from the threshold performance level to the target performance level and from the target performance level to the maximum performance level. The Compensation Committee believes that allowing executives to earn LTI awards on an incremental basis is more consistent with current market practice, reduces volatility in year-over-year award opportunities, and more effectively matches performance, funding and award payments. Further, the Compensation Committee believes that allowing executives to earn up to 125% of their respective award opportunities further encourages performance in line with shareholder interests.

•     Vesting of PBRSRs and PBCAs. For both the TSR and ROC performance metrics, all awards that have been earned at the end of each performance cycle will continue to vest and be paid only at the end of the entire three-year period, subject to Compensation Committee approval. The Compensation Committee believes that this feature further encourages retention since executives must remain employed by the Company at the conclusion of the three-year performance period to receive awards earned in prior performance cycles. Further, this approach incorporates and rewards short-, mid- and long-term performance of Ryder's TSR relative to the custom peer group.

•     No Dividend Equivalents on Unvested PBRSR Shares.  Dividend equivalents will continue to accrue and be paid only with respect to PBRSRs that actually vest at the end of the three-year performance period.

2013 LTIP Awards
The value of the LTIP award granted to Mr. Sanchez and each other NEO in 2013 (other than Mr. Swienton who did not receive a 2013 LTIP award), and the amount of stock options, PBRSRs and PBCAs into which such award was converted is as follows:

	NEO	LTI Value ($)	Stock Option (#)*	PBRSRs (#)	PBCAs ($)
	Robert E. Sanchez.................	$3,125,000	89,325	21,475	624,971
	Art A. Garcia...........................	$650,000	18,580	4,465	130,093
	Dennis C. Cooke.....................	$780,000	22,295	5,360	156,009
	John H. Williford.....................	$740,000	21,155	5,085	147,970
	Robert D. Fatovic....................	$560,000	16,005	3,850	111,926
Performance of Outstanding LTIP Awards
* Stock options were issued at the closing price of our common stock as reported by the NYSE on February 8, 2013.
See the "Long-Term Incentive" section and the chart contained therein on pages 23 - 24 of this Compensation Discussion and Analysis for a summary of LTIP award performance through 2013.

Retirement and Welfare Benefits and Perquisites

Retirement Benefits - The NEOs are eligible to participate in one or more of the following company-wide retirement plans: qualified pension plan, pension benefit restoration plan (pension restoration plan), 401(k) savings plan and deferred compensation plan. The retirement and deferred compensation plans are described under the headings “Pension Benefits” and “2013 Nonqualified Deferred Compensation” beginning on page 42 of this proxy statement.
Health and Welfare Benefits - During 2013, our NEOs were eligible to participate in the following standard welfare benefit plans: medical, dental and prescription coverage, company-paid short- and long-term disability insurance, and paid vacation and holidays. In addition, the NEOs received the following additional welfare benefits which are not available to all salaried employees: executive term life insurance coverage equal to three times the executive's current base salary (limited to an aggregate of $3 million in life insurance coverage under the policy) in lieu of the standard company-paid term life insurance and individual supplemental long-term disability insurance which provides up to approximately $18,000 per month (subject to age, earnings, health and state of residence) in additional coverage over the $8,000 per month maximum provided under our group long-term disability plan. We believe that these additional benefits are reasonable and in line with enhanced benefits provided to similarly-situated executives.

Perquisites - We provide a limited number of perquisites to our NEOs that we believe are related to the performance of their responsibilities. Annually, the Compensation Committee reviews the types and aggregate values of Ryder's perquisite program. Specifically, in 2013, each NEO received the following perquisites:
•     $9,600 per year as an annual car allowance;
•     $6,800 per year ($11,800 for our CEO) to pay for community, business or social activities that may be indirectly related to the performance of the executive's duties, but which are not otherwise eligible for reimbursement as direct business expenses; however, there is no requirement that the executive use the perquisite for these purposes;
•     up to $15,000 per year for financial planning and tax preparation services; and
•     up to $5,000 per year for the installation of a new or upgraded security system in the executive's home and any related monthly monitoring fees.
All perquisites are fully taxable to the NEOs and are not subject to any tax gross-ups.

Severance and Change of Control Agreements
All of our NEOs (other than Mr. Swienton who retired in May 2013) are currently eligible for certain severance benefits under individual severance agreements. These arrangements are described in more detail under the heading “Potential Payments Upon Termination or Change of Control” on page 44. Severance arrangements are intended to ease the consequences of an unexpected termination of employment. These arrangements are also designed to prevent our NEOs from seeking employment with our competitors after termination or soliciting our employees or customers during the restricted period. The change of control arrangements are designed to preserve productivity, avoid disruption and prevent attrition during a period when we are, or are rumored to be, involved in a change of control transaction. The change of control severance arrangements also motivate executives to pursue transactions that are in our shareholders' best interests despite the potential negative impact of the transaction on their future employment.
Effective January 1, 2013, the Board approved amendments to the individual severance with our NEOs to eliminate any gross-up payment due to executives for excise taxes on severance payments.
Equity Granting Practices
The Compensation Committee has a written Policy on Equity Granting Practices, which provides that all grants of equity awards must be approved by the Compensation Committee (or in the case of the CEO, the independent directors acting as a group) at a Board or Compensation Committee meeting and not by written consent. In the case of new hires (other than executive officers and other direct reports to our CEO), equity grants may be approved by the Chair of the Compensation Committee. The grant date of any equity award shall generally be on or after the date of the Board or Compensation Committee meeting at which the award was approved, provided that the grant date for a new hire will be the later of (1) the date the award was approved by the Board, Compensation

Committee or Compensation Committee Chair, as applicable or (2) the date on which the new hire commences employment.
We do not time our equity award grants relative to the release of material non-public information. The Policy does provide that the Compensation Committee can designate a grant date for time based restricted stock rights that is later, but not before, the Compensation Committee approval date in order to prevent the rights from vesting at a time when the executive is prevented from trading stock as a result of Ryder's Insider Trading Policy, thereby avoiding potential negative tax implications to the executive.
Tax Implications
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes public companies from taking a federal income tax deduction for compensation in excess of $1 million paid to individual named executive officers unless certain specific and detailed criteria are met, including the requirement that compensation be “performance based” and under a plan approved by our shareholders.
As part of its review of our executive compensation arrangements, the Compensation Committee is cognizant of the tax implications of Section 162(m). Performance awards granted under our compensation program are intended to constitute "performance based" compensation under Section 162(m). However, the Compensation Committee believes that preserving its flexibility in awarding compensation is in the Company's best interests and that of our shareholders and may determine, in light of all applicable circumstances, to award compensation in a manner that will not preserve the deductibility of such compensation under Section 162(m).
All annual cash incentive awards, stock options, PBRSRs and PBCAs granted in 2013 meet the “performance based” exception for deductibility under Section 162(m).
Nonqualified Deferred Compensation
Under Section 409A of the Internal Revenue Code, amounts deferred by a NEO under a nonqualified deferred compensation plan (including certain severance plans) may be included in gross income when earned and subject to a 20% additional federal tax, unless the plan complies with certain requirements related to the timing of deferral election and distribution decisions. We administer our plans consistent with Section 409A requirements and have amended plan documents to comply with Section 409A requirements.
Compensation Risks
Cook was engaged by the Committee to assist with the assessment of risk arising from the Company’s compensation programs and policies. The assessment covered each material element of executive and non-executive employee compensation. Based on Cook's assessment, the Company concluded that these policies and practices do not create risk that is reasonably likely to have a material adverse effect on Ryder.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that Ryder specifically incorporates it by reference into a filing.
Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on our review and discussions, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by the Compensation Committee of the Board.
L. Patrick Hassey (Chair)
John M. Berra
Robert J. Eck
Michael F. Hilton
Eugene A. Renna

EXECUTIVE COMPENSATION
The following table sets forth the 2013, 2012 and 2011 compensation for:

•	our Chief Executive Officer during 2013;

•	our Chief Financial Officer during 2013;

•
the three other most highly compensated executive officers serving as executive officers at the end of 2013 (based on total compensation (as reflected in the table below) excluding the amounts in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column); and

•	one additional individual for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of the last completed fiscal year.
We refer to the executive officers included in the Summary Compensation Table as our named executive officers. A detailed description of the plans and programs under which our named executive officers received the following compensation can be found in the Compensation Discussion and Analysis beginning on page 22.
Summary Compensation Table

Name and Principal Position		Year	Salary ($)	Stock Awards ($)[1]	Option Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)[3]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[4]	All Other Compensation ($)[5,6]	Total ($)
Robert E. Sanchez	Chair, President and Chief Executive Officer	2013	732,917	780,871	1,249,969	1,512,709	0	86,121	4,362,587
		2012	613,417	246,436	391,471	724,374	119,167	86,045	2,180,910
		2011	515,000	142,017	337,471	873,843	98,063	65,673	2,032,067
Art A. Garcia	Executive Vice President and Chief Financial Officer	2013	422,500	162,356	259,999	455,687	0	70,854	1,371,396
		2012	412,500	181,139	288,012	289,081	76,243	72,799	1,319,774
		2011	360,417	119,305	283,527	540,860	65,442	51,386	1,420,937
Dennis C. Cooke	President, Global Fleet Management Solutions	2013	505,000	194,899	311,985	659,794	0	64,080	1,735,758
John H. Williford	President, Global Supply Chain Solutions	2013	550,250	184,900	296,032	710,614	0	81,572	1,823,368
		2012	538,750	208,039	330,703	572,657	0	85,407	1,735,556
		2011	529,583	1,013,786	330,728	895,870	0	55,292	2,825,259
Robert D. Fatovic	Executive Vice President, Chief Legal Officer and Corporate Secretary	2013	353,250	139,993	223,966	382,697	0	77,065	1,176,971
		2012	345,750	693,360	249,751	327,591	101,955	69,968	1,788,375
		2011	339,917	104,475	248,399	508,355	84,225	69,994	1,355,365
Gregory T. Swienton	Former Executive Chair	2013	320,483	0	0	750,681	0	627,326	1,698,490
		2012	924,500	990,952	1,574,956	1,919,564	935,617	58,753	6,404,342
		2011	908,333	643,818	1,530,018	2,325,047	769,582	56,295	6,233,093

1
For 2013, the amount includes performance based restricted stock rights (PBRSRs) granted pursuant to our Long-Term Incentive Program (LTIP) as described on pages 33-35 in the Compensation Discussion and Analysis. The 2013 awards are based 50% on Total Shareholder Return (TSR) and 50% on adjusted return on capital (ROC). The targets for ROC are set annually. As such, only the PBRSRs for the one-year 2013 performance cycle are probable and included in the table. The value for the 2014 and 2015 performance cycles will be included in the table when the relevant targets have been set.

For 2012, the amount includes PBRSRs granted as well as the fair market value of 10,000 time based restricted stock rights (TBRSRs) granted to Mr. Fatovic (with a grant date fair market value of $536,300). For 2011, the amount includes PBRSRs granted as well as the fair market value of 15,000 TBRSRs granted to Mr. Williford (with a grant date fair market value of $874,575).

The grant date fair value of stock awards is determined pursuant to the accounting guidance for stock compensation and represents the total amount that we will expense in our financial statements over the relevant vesting period. Consequently, the amounts in this column may not reflect the actual value that will be recognized by the named executive officer. For information regarding the assumptions made in calculating the amounts reflected in this column and the maximum payout for the award, see note 23 to our audited consolidated financial statements, included in our annual report on Form 10-K for the year ended December 31, 2013. Dividend equivalents will accrue on all 2013 and 2012 grants of PBRSRs and TBRSRs and will be paid on those that vest. Dividend equivalents were paid on all 2011 grants of PBRSRs and TBRSRs.

2
Option awards consist of stock options granted pursuant to our LTIP as described on pages 33 - 35 in the Compensation Discussion and Analysis. The grant date fair value of option awards is determined pursuant to the accounting guidance for stock compensation and represents the total amount that we will expense in our financial statements over the relevant vesting period. Consequently, the amounts in this column may not reflect the actual value that will be recognized by the named executive officer. For information regarding the assumptions made in calculating the amounts reflected in this column, see note 23 to our audited consolidated financial statements, included in our annual report on Form 10-K for the year ended December 31, 2013.

3
For 2013, the amounts in this column represent (1) amounts earned under the 2013 annual cash incentive awards (ACIAs) and (2) the amount of the performance based cash awards (PBCAs) earned in 2013. The PBCAs earned consist of amounts under both the 2012 - 2014 and 2013 - 2015 performance periods. The ACIAs earned were paid February 2014 and the PBCAs earned will vest and be paid at the end of the respective three-year performance period. Following is a breakdown of the amounts earned for 2013:

Name	Year	ACIAs ($)	PBCAs ($)
Robert E. Sanchez	2013	1,273,945	238,764
Art A. Garcia	2013	391,565	64,122
Dennis C. Cooke	2013	585,050	74,744
John H. Williford	2013	637,452	73,162
Robert D. Fatovic	2013	327,387	55,310
Gregory T. Swienton	2013	640,795	109,886

4
The amounts in this column include an estimate of the change in the actuarial present value of the accrued pension benefits (under both our pension and pension restoration plans) for the named executive officer for the respective year. Assumptions used to calculate these amounts are described under “Pension Benefits” beginning on page 42. No named executive officer realized above-market or preferential earnings on deferred compensation. For 2013, the change in the actuarial present value of pension benefits was as follows: Robert E. Sanchez, ($77,134); Art A. Garcia, ($42,669); Dennis C. Cooke, $0; John H. Williford, $0; Robert D. Fatovic, ($65,264); and Gregory T. Swienton, ($56,985).

5	All Other Compensation for 2013 includes the following payments or accruals for each named executive officer:

	Year	Employer Contributions to the 401(k) Plan($)(a)	Employer Contributions to the Deferred Compensation Plan($)(a)	Premiums Paid Under the Supplemental Long-Term Disability Insurance Plan($)	Premiums Paid for Executive Life Insurance($)	Charitable Awards Programs ($)(b)	Perquisites($)(c)
Robert E. Sanchez	2013	14,025	32,396	4,710	2,412	10,000	22,578
Art A. Garcia	2013	14,025	33,059	5,776	1,594	0	16,400
Dennis C. Cooke	2013	14,025	30,205	1,548	1,903	0	16,399
John H. Williford	2013	14,025	34,420	10,118	2,076	0	20,933
Robert D. Fatovic	2013	14,025	24,336	5,453	1,333	0	31,918
Gregory T. Swienton	2013	0	0	0	1,182	7,639	18,505

(a)
As described under “Pension Benefits”, Messrs. Sanchez, Garcia, Cooke, Williford and Fatovic are not accruing benefits under our pension plan and instead receive employer contributions into their 401(k) and deferred compensation accounts.

(b)
Mr. Sanchez is eligible to participate, at the Board level, in our Matching Gifts to Education Program, which is limited to a maximum benefit of $10,000 per year. For Mr. Swienton, the amount in this column reflects the insurance premium payments made in connection with the Directors' Charitable Awards Program.

(c)
Includes a car allowance, a financial planning and tax preparation allowance, an annual perquisite allowance and amounts paid in connection with the executive’s home security system. The value in this column reflects the aggregate incremental cost to us of providing each perquisite to the executive.

6
Mr. Swienton's All Other Compensation for 2013 also includes $600,000 of fees paid in accordance with a consulting agreement, effective May 4, 2013. The consulting agreement is described in our current report on Form 8-K filed with the Commission on December 17, 2012.

2013 Grants of Plan Based Awards
The following table reflects the four types of plan based awards granted to our named executive officers in 2013. The first row represents the range of payouts under the 2013 annual cash incentive awards granted under the Ryder System, Inc. 2012 Equity and Incentive Compensation Plan. The second row represents the range of shares of common stock to be issued upon vesting of the PBRSRs granted in 2013 under the Ryder System, Inc. 2012 Equity and Incentive Compensation Plan as part of our LTIP. The third row represents the range of payouts under the PBCAs granted in 2013 under the Ryder System, Inc. 2012 Equity and Incentive Compensation Plan as part of our LTIP. The fourth row represents stock options granted during 2013 under the Ryder System, Inc. 2012 Equity and Incentive Compensation Plan as part of our LTIP. Mr. Swienton was not granted any LTIP awards in 2013. Mr. Swienton received a pro rata annual cash incentive award for the period in which he served as Executive Chair.

Name	Grant Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Option Awards: Number of Securities Underlying Options (#)[3]	Exercise or Base Price of Option Awards ($/Sh)[4]	Grant Date Fair Value of Stock and Option Awards ($)[5]
			Threshold ($)	Target ($)	Maximum ($)	Threshold #	Target #	Maximum #
Robert E. Sanchez	ACIA	2/8/13	274,932	1,099,726	2,199,452
	PBRSR	2/8/13				3,579	14,317	17,896			780,871
	PBCA	2/8/13	156,243	624,971	781,214
	Options	2/8/13							89,325	58.21	1,249,969
Art A. Garcia	ACIA	2/8/13	84,504	338,016	676,033
	PBRSR	2/8/13				744	2,977	3,721			162,356
	PBCA	2/8/13	32,523	130,093	162,616
	Options	2/8/13							18,580	58.21	259,999
Dennis C. Cooke	ACIA	2/8/13	126,260	505,041	1,010,082
	PBRSR	2/8/13				893	3,573	4,467			194,899
	PBCA	2/8/13	39,002	156,009	195,011
	Options	2/8/13							22,295	58.21	311,985
John H. Williford	ACIA	2/8/13	137,569	550,277	1,100,553
	PBRSR	2/8/13				848	3,390	4,238			184,900
	PBCA	2/8/13	36,993	147,970	184,963
	Options	2/8/13							21,155	58.21	296,032
Robert D. Fatovic	ACIA	2/8/13	70,654	282,615	565,230
	PBRSR	2/8/13				642	2,567	3,208			139,993
	PBCA	2/8/13	27,982	111,926	139,908
	Options	2/8/13							16,005	58.21	223,966
Gregory T. Swienton	ACIA	2/8/13	138,291	553,163	1,106,326

1
For the ACIAs, the amounts reflect the range of potential payouts that were possible under the 2013 ACIAs. The 2013 ACIAs are discussed in further detail under the heading “2013 Annual Cash Incentive Awards” in the Compensation Discussion and Analysis. For the PBCAs, the amounts represent the range of potential payouts under PBCAs granted in 2013 under our LTIP. The PBCAs are segmented into three performance cycles of one, two and three years and will be earned based on performance in each respective cycle. All awards that have been earned at the end of each performance cycle will vest at the end of the three-year performance period (December 31, 2015), subject to Compensation Committee approval. See further discussion under the heading “Long-Term Incentive Program” in the Compensation Discussion and Analysis.

2
These columns reflect the range of potential PBRSRs that can be earned under our 2013 LTIP. The PBRSRs are segmented into three performance cycles of one, two and three years and will be earned based on performance in each respective cycle. All awards that have been earned at the end of each performance cycle will vest at the end of the three-year performance period (December 31, 2015), subject to Compensation Committee approval. See further discussion under the heading “Long-Term Incentive Program” in the Compensation Discussion and Analysis.

3
Represents stock options granted under our 2013 LTIP. The stock options for all of the named executive officers vest in three equal annual installments beginning on February 8, 2014. For a more detailed description of our stock options and stock option granting policies, see the sections entitled “Long-Term Incentive Program” and “Equity Granting Practices” in the Compensation Discussion and Analysis.

4
The exercise price of the stock options granted in 2013 was set as the closing price of our common stock on the grant date, as reported by the NYSE, as required under the Ryder System, Inc. 2012 Equity and Incentive Compensation Plan.

5
The grant date fair value of the stock and option awards is determined pursuant to the accounting guidance for stock compensation and represents the total amount that we will expense in our financial statements over the relevant vesting period. For information regarding the assumptions made in calculating the amounts reflected in this column, see note 23 to our audited consolidated financial statements, included in our annual report on Form 10-K for the year ended December 31, 2013.

Outstanding Equity Awards as of December 31, 2013

Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
	Exercisable	Unexercisable
Robert E. Sanchez	25,245	0	58.48	02/08/2015
	35,550	0	32.71	02/06/2016
	37,550	0	32.99	02/10/2017
	17,517	8,758(2)	49.39	02/11/2018
	9,277	18,553(3)	53.63	02/10/2019
	0	89,325(4)	58.21	02/08/2023

					891(5)	65,738	1,894(6)	139,739
					7,265(7)	536,012	8,946(8)	660,036
Art A. Garcia	7,358	7,358(2)	49.39	02/11/2018
	0	13,650(3)	53.63	02/10/2019
	0	18,580(4)	58.21	02/08/2023

					655(5)	48,326	1,392(6)	102,702
					1,510(7)	111,408	1,860(8)	137,231
Dennis C. Cooke	6,015	4,010(9)	58.43	07/22/2018
	3,733	14,930(3)	53.63	02/10/2019
	0	22,295(4)	58.21	02/08/2023

					15,000(10)	1,106,700
					717(5)	52,900	1,524(6)	112,441
					1,813(7)	133,763	2,232(8)	164,677
John H. Williford	16,995	0	72.44	06/23/2015
	17,167	8,583(2)	49.39	02/11/2018
	7,837	15,673(3)	53.63	02/10/2019
	0	21,155(4)	58.21	02/08/2023

					15,000(11)	1,106,700
					752(5)	55,483	1,599(6)	117,974
					1,720(7)	126,902	2,118(8)	156,266
Robert D. Fatovic	4,730	0	58.48	02/08/2015
	20,220	0	32.99	02/10/2017
	12,893	6,447(2)	49.39	02/11/2018
	5,919	11,836(3)	53.63	02/10/2019
	0	16,005(4)	58.21	02/08/2023

					10,000(12)	737,800
					567(5)	41,833	1,207(6)	89,052
					1,301(7)	95,988	1,604(8)	118,343
Gregory T. Swienton	134,110	0	32.99	02/10/2017
	79,417	0	49.39	02/11/2018
	37,322	74,643(3)	53.63	02/10/2019

					3,584(5)	264,428	7,614(6)	561,761

(1)	Based on a stock price of $73.78, which was the closing market price of our common stock on December 31, 2013.

(2)	These stock options vest on February 11, 2014.

(3)	These stock options vest in two equal annual installments on February 10, 2014 and February 10, 2015.

(4)	These stock options vest in three equal annual installments on February 8, 2014, February 8, 2015 and February 8, 2016.

(5)
Represents one-third of the PBRSRs that were granted in February 2012. These PBRSRs have been earned for the two-year cycle ended December 31, 2013, and will vest at the end of the three-year performance period (December 31, 2014), subject to Compensation Committee approval.

(6)
Represents PBRSRs that were granted in February 2012 and will be earned and vest, subject to Compensation Committee approval, if Ryder's TSR for the three-year period ending December 31, 2014 meets or exceeds the target TSR of the S&P 500 Composite Index over the same period.

(7)
Represents one-third of the PBRSRs that were granted in February 2013. These PBRSRs have been earned for the one-year cycle ended December 31, 2013, and will vest at the end of the three-year performance period (December 31, 2015), subject to Compensation Committee approval.

(8)
Represents PBRSRs that were granted in February 2013 and will be earned if the applicable TSR maximum target is met for the two-year cycle ending December 31, 2014 and the three-year period ending December 31, 2015, respectively. If earned, the PBRSRs will vest at the end of the three-year performance period (December 31, 2015), subject to Compensation Committee approval.

(9)	These stock options vest on July 22, 2014.

(10)	These restricted stock rights vest on July 22, 2014.

(11)	These restricted stock rights vest on July 20, 2014.

(12)	These restricted stock rights vest on February 10, 2015.

2013 Option Exercises and Stock Vested

		Option Awards		Stock Awards[1]
		Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name		(#)[5]	($)[2]	(#)[3]	($)[4]
		(A)	(B)		(C)
Robert E. Sanchez	2013	19,685	239,960	16,000	889,260
Art A. Garcia	2013	37,109	700,151	10,000	554,600
Dennis C. Cooke	2013	5,737	83,373	0	0
John H. Williford	2013	36,545	875,436	1,000	57,360
Robert D. Fatovic	2013	83,980	1,548,132	608	34,875
Gregory T. Swienton	2013	440,628	9,733,697	2,500	143,400

1
These columns reflect TBRSRs previously awarded to the named executive officers that vested during 2013. The PBRSRs granted in 2011 that were scheduled to vest in 2013 lapsed as a result of not meeting the TSR performance target.

2	Calculated based on the difference between the closing market price of Ryder common stock on the date of exercise and the exercise price of the option.

3
Of these amounts, shares were withheld by Ryder to cover tax withholding obligations as follows: Mr. Sanchez, 6,565 shares; Mr. Garcia, 2,826 shares; Mr. Cooke, 0 shares; Mr. Williford, 521 shares; Mr. Fatovic, 166 shares and Mr. Swienton, 920 shares.

4	Calculated based on the closing market price of Ryder common stock on the vesting date.

5
Option exercises totaling 11,999 shares by Mr. Garcia were effected pursuant to a Rule 10b5-1 trading plan established on August 16, 2012 and option exercises totaling 25,110 shares by Mr. Garcia were effected pursuant to a Rule 10b5-1 trading plan established on May 30, 2013. All option exercises by Mr. Cooke were effected pursuant to a Rule 10b5-1 trading plan established on May 29, 2013. Option exercises totaling 18,000 shares by Mr. Fatovic were effected pursuant to a Rule 10b5-1 trading plan established on August 31, 2012. Option exercises totaling 20,563 shares by Mr. Swienton were effected pursuant to a Rule 10b5-1 trading plan established on August 16, 2012.

Pension Benefits
We maintain the Ryder System, Inc. Retirement Plan (pension plan) and the Ryder System, Inc. Benefit Restoration Plan (pension restoration plan) for regular full-time employees other than those employees who are covered by plans administered by labor unions and certain other non-exempt employees. Effective December 31, 2007, the pension and pension restoration plans were frozen for all plan participants other than those who were eligible to continue to participate and elected to do so. As a result, these employees ceased accruing further benefits under the defined benefit plans after December 31, 2007. All retirement benefits earned as of December 31, 2007 are fully preserved, continue to be subject to the applicable vesting schedule, and will be paid in accordance with the plans and applicable legal requirements. No employees hired or rehired after January 1, 2007 are eligible to participate in the pension or pension restoration plans.

Benefits payable under the pension plan are based on an employee’s career earnings with us and our subsidiaries. At the normal retirement age of 65, a participant is entitled to a monthly pension benefit payable for life. The annual pension benefit, when paid in the form of a life annuity with no survivor’s benefits, is generally equal to the sum of 1.45% of the first $15,600 of total compensation received during each calendar year that the employee is eligible to participate in the plan, plus 1.85% of the excess over $15,600. The only elements of compensation considered in applying the payment and benefits formula are, to the extent applicable: eligible salary, bonus, overtime, vacation and commission.
Pension plan benefits vest at the earlier of the completion of five years of credited service or upon reaching age 65. If a participant is over age 55 and has more than ten years of continuous credited service, he or she is eligible to retire with an unreduced benefit at age 62. We do not have a policy for granting additional years of credited service. In certain circumstances, we have given credit for years of service with a prior employer in connection with a corporate acquisition or other specific business arrangement. In the event of a change of control, all participants will be fully vested and the term “accrued benefit” will include the value of early retirement benefits for any participant age 45 or older or with ten or more years of service. These benefits are not subject to any reduction for Social Security benefits or other offset amounts. An employee’s pension benefits may be paid in certain alternative forms having actuarially equivalent values.
The maximum annual benefit under a qualified defined benefit pension plan is currently $200,000 beginning at the Social Security retirement age. The maximum compensation and bonus that may be taken into account in determining annual retirement accruals during 2013 was $255,000. The pension restoration plan covers those pension plan participants whose benefits are reduced by the Internal Revenue Code or other United States laws and are eligible to participate in the pension restoration plan. A participant in the pension restoration plan is entitled to a benefit equaling the difference between the amount of benefits the participant is entitled to receive without the reductions and the amount of benefits the participant is entitled to receive after the reductions.
Effective January 1, 2008, employees who were no longer eligible to continue to earn benefits in the pension plan were automatically transitioned to an enhanced 401(k) plan and a non-elective deferred compensation plan (if eligible) for their retirement benefits. Our existing 401(k) plan was enhanced for those employees that are no longer eligible to earn pension benefits to provide for a (1) Company contribution equal to 3% of eligible pay, subject to a vesting schedule, even if employees do not make contributions to the plan and (2) a 50% Company match of employee contributions of up to 5% of eligible pay, subject in each case to IRS limits. The 401(k) plan also gives the Company the ability to make a discretionary Company contribution, whether or not the employees continue to participate in the pension plan. Effective December 31, 2007, our deferred compensation plan was amended to provide for Company contributions in excess of the applicable IRS limitations under the 401(k) plan. The deferred compensation plan was also amended to provide for Company discretionary contributions in excess of the applicable IRS limitations to all deferred compensation plan participants. Employees eligible for Ryder contribution enhancements in the 401(k) plan are also eligible for the enhancements in the deferred compensation plan provided they meet the eligibility requirements under the deferred compensation plan. Eligible employees must elect to participate in the deferred compensation plan to be eligible for any excess Company match.
Based on his age and tenure with Ryder, Mr. Swienton was eligible to choose to continue accruing benefits under the pension and pension restoration plans, and he elected to do so. Mr. Garcia, Mr. Sanchez and Mr. Fatovic did not meet the eligibility requirements to continue accruing benefits under the pension and pension restoration plans, and, as such, their pension benefits were frozen and each is now entitled to the enhanced benefits under the 401(k) plan and deferred compensation plans. Mr. Cooke and Mr. Williford were hired after January 1, 2007 and therefore, were not eligible to participate in the pension or pension restoration plans. Mr. Cooke and Mr. Williford are entitled to the enhanced benefits under the 401(k) plan and deferred compensation plans.
The following table sets forth the present value of the accumulated benefits for the named executive officers assuming they retire at the unreduced early retirement age of 62, except for Mr. Swienton, whose present value was based on his actual age of 64 as of December 31, 2013, and have ten years of continuous service, and using interest rate and mortality rate assumptions consistent with those used in our financial statements. For information regarding interest rate and mortality rate assumptions, see the section entitled “Employee Benefit Plans” in note 24 to our audited consolidated financial statements, included in our annual report on Form 10-K for the year ended December 31, 2013.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Robert E. Sanchez	Retirement Plan	21	255,722	0
	Benefit Restoration Plan	21	238,112	0
Art A. Garcia	Retirement Plan	16	239,484	0
	Benefit Restoration Plan	16	137,929	0
Dennis C. Cooke	Retirement Plan	0	0	0
	Benefit Restoration Plan	0	0	0
John H. Williford	Retirement Plan	0	0	0
	Benefit Restoration Plan	0	0	0
Robert D. Fatovic	Retirement Plan	19	226,308	0
	Benefit Restoration Plan	19	202,922	0
Gregory T. Swienton	Retirement Plan	14	654,116	25,770
	Benefit Restoration Plan	14	3,823,473	150,635
2013 Nonqualified Deferred Compensation
We maintain a deferred compensation plan for certain employees, including our NEOs, pursuant to which participants may elect to defer receipt of their cash compensation (base salary, commissions and annual bonus only). Any deferred amounts are part of our general assets and are credited with hypothetical earnings based on several hypothetical investment options selected by the employee, including Ryder common stock. The compensation may be deferred until the earlier to occur of a fixed date or separation of employment due to retirement, disability or removal, and is payable in a lump sum or in installments for a period ranging from two to fifteen years as elected in advance by the executive. Upon a change of control, all deferred amounts will be paid immediately in a lump sum. Our current deferred compensation plan does not provide for above-market or preferential earnings. As described above under “Pension Benefits”, in 2013, Mr. Garcia, Mr. Sanchez and Mr. Fatovic were not eligible to continue accruing benefits and Mr. Cooke and Mr. Williford were never eligible to accrue benefits under our pension plan. Instead, each received employer contributions into his deferred compensation account. A description of these benefits is included under “Pension Benefits” above.

	Executive Contributions in Last Fiscal Year	Employer Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Balance at Last Fiscal Year End
Name	($)[1]	($)[1]	($)[2]	($)[3]
Robert E. Sanchez	0	32,396	143,318	544,718
Art A. Garcia	41,945	33,059	48,780	326,337
Dennis C. Cooke	51,542	30,205	13,669	127,780
John H. Williford	27,512	34,420	11	131,631
Robert D. Fatovic	29,430	24,336	279,974	1,257,554
Gregory T. Swienton	0	0	0	0

1	The amounts reflected in this column were reported as compensation to the named executive officers in our Summary Compensation Table for 2013.

2	The amounts reflected in this column were not reported as compensation to the named executive officers in our Summary Compensation Table for 2013.

3	Aggregate earnings on deferred compensation included in these amounts were not reported as compensation to the named executive officers in our Summary Compensation Table.
Potential Payments Upon Termination or Change of Control
During 2013, our officers were entitled to severance benefits under our severance and change of control severance program, which was effective January 1, 2013. The severance benefits for the current named executive officers, including Mr. Sanchez, are provided under individual severance agreements. The severance benefits for all other officers are provided under Ryder’s Executive Severance Plan, as amended, a copy of which was filed with the SEC on February 14, 2013. No severance was paid to any NEO during 2013.

The individual severance agreements and Executive Severance Plan were amended effective December 31, 2012 to make structural changes to the severance calculations to ensure that payments made under our annual cash incentive awards are considered "performance based" for purposes of Section 162(m) of the Internal Revenue Code and to eliminate any gross-up payment due to executives for excise taxes on severance payments.
Voluntary Termination and Termination for Cause
In the event a named executive officer voluntarily terminates his employment with us, other than as a result of death, disability or retirement, or is terminated for cause, the executive officer will not be entitled to receive any severance payments under the terms of his NEO severance agreement. The executive officer will retain any accrued compensation and benefits to the extent vested. In the event of voluntary termination, all unvested equity awards will be canceled and the executive officer will have three months from the date of termination to exercise any vested stock options. In the event of termination for cause, all equity, vested and unvested, will be canceled.
Termination for Death, Disability or Retirement
Cash.    In the event an executive officer retires, he will be entitled to receive any accrued compensation and benefits to the extent such benefits have vested, including under our pension and pension restoration plans, as described in more detail under the heading “Pension Benefits”. In the event of death, the executive officer’s beneficiaries would receive benefits under the executive life insurance policies we maintain on his behalf, which benefits are equal to three times the executive’s current base salary up to an aggregate of $3.0 million. In addition, welfare benefits (health, dental and prescription) are extended for 60 days for covered beneficiaries, the total cost of which would range from approximately $1,879 to $3,172, depending on the executive’s coverage and number of covered family members. In the event of disability, the executive officer would be entitled to any amounts paid under our disability insurance policies, including the supplemental long-term disability we maintain for executive officers (as described under “Retirement and Welfare Benefits and Perquisites” in the Compensation Discussion and Analysis). Upon death or disability, the executive officer (or his beneficiary) would also be entitled to a pro-rata payment under our annual cash incentive award program.
Equity.    Upon death or retirement, all unvested stock options will be canceled and all vested stock options will remain exercisable for the remainder of the term of the option. Upon disability, unvested stock options will continue to vest for a period of three years following disability. The intrinsic value as of December 31, 2013 of the stock options that will continue to vest upon disability (calculated based on the difference between the exercise price of the options and the closing market price of our stock on December 31, 2013) was $4.9 million for all named executive officers. Upon disability, all vested stock options will remain exercisable for the remainder of the term of the option.
Upon death, disability or retirement, a pro-rata portion of any TBRSRs will vest and the underlying common stock will be distributed to the executive; and, if the performance condition for any PBRSRs or PBCAs is met, a pro-rata portion of the PBRSRs and PBCAs will vest and the underlying common stock and cash will be distributed to the executive when distribution to all other participants occurs. The fair market value of the pro-rata number of restricted stock rights plus the value of the PBCAs that the executives would have been provided had the death, disability or retirement occurred on December 31, 2013 and assuming, with respect to the PBRSRs and PBCAs, that the performance condition is met, is as follows: Robert E. Sanchez, $932,664; Art A. Garcia, $296,211; Dennis C. Cooke, $1,242,086; John H. Williford, $1,242,428; and Robert D. Fatovic, $720,521.
Involuntary Termination without Cause and Termination Following a Change of Control
NEO Severance Agreements.    Following is a description of the severance benefits provided under the NEO severance agreements upon the executive’s involuntary termination without Cause. The Compensation Committee may use its discretion to make post-termination payments to executive officers that are not required pursuant to the terms of the NEO severance agreements if such payments are determined to be in the best interests of Ryder.
Key Defined Terms.    Following are key terms defined in the NEO severance agreements:

•
“Cause” means an act(s) of fraud, misappropriation, or embezzlement; conviction of any felony; conviction of a misdemeanor involving moral turpitude; willful failure to report to work for more than 30 days; willful failure to perform duties; material violation of Ryder’s Principles of Business Conduct; and any other activity that would constitute cause. The last two triggers are not included in the definition of Cause for purposes of providing severance upon a Change of Control.

•
“Change of Control” means the acquisition of 30% or more of the combined voting power of our common stock; a majority change in the composition of our Board; any reorganization, merger or consolidation that results in more than a 50% change in the share ownership of our common stock, the acquisition of 30% or more of the voting power of our common stock by one person or a majority change in the composition of the Board; our liquidation or dissolution; or a sale of substantially all of our assets.

•
“Good Reason” means a material reduction in compensation; transferring the executive more than 50 miles; failure to obtain a successor’s agreement to honor the NEO severance agreement; failure to pay certain Change of Control severance benefits into a trust; termination of employment not done in accordance with the NEO severance agreement; and any material change in duties or any other material adverse change in the terms and conditions of the executive officer’s employment (but specifically does not include a change in title or reporting relationship).

Eligibility.    A NEO is entitled to severance benefits if we terminate his employment for any reason other than death, disability or Cause. A NEO is entitled to Change of Control severance benefits if we terminate his employment, or the executive terminates his employment for Good Reason, in each case within two years (referred to as the protection period) after a Change of Control, and certain other requirements are met.
Severance Benefits.    If a NEO meets the eligibility requirements described above, he will be entitled to the following severance benefits, subject to any limitations under Section 409A of the Internal Revenue Code:

	Severance Benefits	Change of Control Severance Benefits
Cash Severance

The executive will receive cash severance as follows:
• salary continuation for the applicable severance period (18 months for all executive officers and 30 months for the CEO)
•   pro-rata cash payment under the applicable annual cash incentive awards based on actual performance in the year of termination
• severance payment equal to 1.5x for all executive officers and 2.5x for the CEO of the average amounts actually paid to the executive under the annual cash incentive award for the three-year period preceding the year of termination

The executive will receive cash severance as follows:
• lump sum payment equal to the executive's eligible base salary on the date of termination times the applicable salary multiple (2x for all executive officers and 3x for the CEO)
• pro-rata cash payment under the applicable annual cash incentive awards based on actual performance in the year of termination
•  bonus equal to the target annual bonus amount (based on the executive's base salary on the date of termination) for the relevant period times the applicable bonus multiple (2x for all executive officers and 3x for the CEO)

Benefits

The executive will be entitled to benefits as follows:
• continuation of all medical, dental, prescription and vision insurance plans and programs until the earlier of the end of the applicable severance period, the date COBRA continuation coverage is canceled or the date the executive officer is eligible to receive benefits from another employer
•  continuation of executive life and supplemental disability insurance until the end of the relevant severance period
•  outplacement services under a Company-sponsored program

Other Provisions.    The NEO severance agreements contain standard confidentiality, non-competition, non-solicitation and release provisions. Effective January 1, 2013, the Board approved amendments to the individual severance with our NEOs to eliminate any gross-up payment due to executives for excise taxes on severance payments. For 2013, our CEO and other NEOs had severance agreements that provided that Ryder would reduce (but not below zero) the aggregate present value of the payments under the agreement to an amount that would not cause any payment to be subject to the excise tax under Section 4999 of the Internal Revenue Code, if reducing the payments under the agreement would provide the executive with a greater net after-tax amount than would be the case if no reduction was made.

Equity and Other Compensation.    Our executive officers (including all of our NEOs) are also entitled to certain severance benefits upon an involuntary termination without Cause and certain Change of Control severance benefits upon a Change of Control under the terms of our equity, deferred compensation, and pension plan and pension restoration plan, subject in all cases to the limitations under Section 409A of the Internal Revenue Code.
Specifically, upon involuntary termination without Cause, an executive’s vested stock options would be exercisable until three months after the end of the relevant severance period, and upon a Change of Control, (1) our current equity plans provide for accelerated vesting of outstanding equity awards, (2) all deferred compensation amounts are immediately vested and paid to the executive, (3) the executive is entitled to additional benefits under our pension plan as previously described under “Pension Benefits” and (4) accrued benefits under our pension restoration plan are immediately paid.
Estimated Severance and Change of Control Severance Benefits as of December 31, 2013
The estimated payments and benefits that would be provided to each named executive officer as a result of the involuntary termination without Cause or the occurrence of a Change of Control under our NEO severance agreements are set forth in the table below. Calculations for this table are based on: (1) the triggering event taking place on December 31, 2013 and (2) a common stock price of $73.78, the closing price on December 31, 2013.

		Triggering Event
Name	Compensation Components	Involuntary Termination without Cause	Change of Control without Termination	Change of Control with Termination

Robert E. Sanchez	Cash Severance[1]	$4,594,235	$0	$6,898,945
	Intrinsic Value of Equity[2]	$0	$4,489,525	$4,489,525
	Retirement Benefits[3]	$0	$53,124	$53,124
	Welfare Benefits[4]	$47,002	$0	$56,402
	Outplacement[5]	$15,000	$0	$15,000
	Total Benefit to Employee	$4,656,237	$4,542,649	$11,512,996
Art A. Garcia	Cash Severance[1,6]	$1,527,332	$0	$1,622,120
	Intrinsic Value of Equity[2]	$0	$1,419,455	$1,419,455
	Retirement Benefits[3]	$0	$33,161	$33,161
	Welfare Benefits[4]	$16,910	$0	$22,546
	Outplacement[5]	$15,000	$0	$15,000
	Total Benefit to Employee	$1,559,242	$1,452,616	$3,112,282
Dennis C. Cooke	Cash Severance[1]	$2,293,172	$0	$2,665,050
	Intrinsic Value of Equity[2]	$0	$2,604,407	$2,604,407
	Retirement Benefits[3]	$0	$0	$0
	Welfare Benefits[4]	$26,842	$0	$35,789
	Outplacement[5]	$15,000	$0	$15,000
	Total Benefit to Employee	$2,335,014	$2,604,407	$5,320,246
John H. Williford	Cash Severance[1,6]	$2,306,050	$0	$2,870,070
	Intrinsic Value of Equity[2]	$0	$2,732,637	$2,732,637
	Retirement Benefits[3]	$0	$0	$0
	Welfare Benefits[4]	$28,549	$0	$38,065
	Outplacement[5]	$15,000	$0	$15,000
	Total Benefit to Employee	$2,349,599	$2,732,637	$5,655,772
Robert D. Fatovic	Cash Severance[1]	$1,338,433	$0	$1,623,387
	Intrinsic Value of Equity[2]	$0	$1,966,131	$1,966,131
	Retirement Benefits[3]	$0	$45,239	$45,239
	Welfare Benefits[4]	$26,842	$0	$35,789
	Outplacement[5]	$15,000	$0	$15,000
	Total Benefit to Employee	$1,380,275	$2,011,370	$3,685,546

1
Cash severance includes: (1) base salary, (2) actual annual cash incentive awards, and in the case of Change of Control with Termination, (3) target annual bonus, all as described above. In the event of involuntary termination without cause, base salary is paid over time in accordance with usual payroll practices and the bonus is paid in a lump sum shortly after termination. In the event of termination in connection with a Change of Control, all payments are made in a lump sum shortly after termination. Timing and payment of cash severance is subject in all respects to Section 409A of the Internal Revenue Code.

2
Under a Change of Control, the intrinsic value of equity reflects the intrinsic value of the accelerated equity. In each case, the amounts are calculated using the closing price of our common stock on December 31, 2013 ($73.78), and includes stock options, TBRSRs, PBRSRs, and PBCAs. For Mr. Swienton, the intrinsic value of the accelerated equity in the event of a Change of Control is $2,673,554.

3
This amount reflects the incremental increase in value resulting from the acceleration of the vesting of the pension restoration plan in the event of a Change of Control (whether or not there is a termination of employment), plus, in the event of a termination in connection with a Change of Control, the value of the early retirement subsidy in our pension plan. Assumed retirement age is the later of age 55 or the executive's age on December 31, 2013.

4
Amounts are based on the current cost to us of reimbursing the named executive for the premiums paid for their current health, dental and prescription insurance coverage during the severance period as described above. The reimbursement is included in the earnings of the executive and subject to all applicable taxes.

5	Amounts reflect the cost of outplacement services provided under a Company-sponsored program.

6
In the case of a termination in connection with a Change of Control, the terms of the NEO severance agreements provide for a reduction of the aggregate present value of the payments under the agreements to an amount (not below zero) that does not cause any payment to be subject to the excise tax under Section 4999 of the Internal Revenue Code, if reducing the payments under the agreement would provide the NEO with a greater net after-tax amount than would be the case if no reduction was made. Accordingly, Mr. Garcia's cash severance payment in the event of a Change of Control with Termination has been reduced by $317,445 and Mr. Williford's cash severance payment in the event of a Change of Control with Termination has been reduced by $3,691.

DIRECTOR COMPENSATION
Description of Director Compensation Program
The key objective of the compensation program for our Board is to align the interests of the Board with that of our shareholders. In addition, our Board compensation program is designed to attract directors that have the necessary skills, experience and character to fulfill their responsibilities and to enhance long-term value for our shareholders and ensure the continuity and vitality of our Company. Our Compensation Committee conducts a comprehensive review and evaluation of our compensation package for non-employee directors every two years. Directors who are employees receive no compensation or benefits for service on the Board other than the right to participate in our Matching Gifts to Education Program at the Board level. Through a competitive pay analysis conducted by the independent compensation consultant in 2012, the Compensation Committee recommended, and the Board approved, an increase in certain components of non-employee director compensation effective January 1, 2013 to bring director compensation in line with our peer group.
As a result of the pay analysis, our non-employee directors were eligible to receive the following compensation during 2013:

•	an annual Board retainer of $65,000 (increased from $45,000 in 2012), payable in January of each year;

•	an annual Committee retainer of $35,000, payable in May of each year;

•
a Board or Committee meeting attendance fee of $1,000 for each additional Board or Committee meeting attended in excess of eight Board meetings or eight Committee meetings (increased from six Board or Committee meetings in 2012), payable in December of each year;

•	a Committee Chair retainer of $10,000, payable in May of each year, to the Chairs of the Finance and Governance Committees;

•	a Committee Chair retainer of $15,000, payable in May of each year, to the Chairs of the Audit and Compensation Committees;

•	a Lead Independent Director retainer of $25,000 (increased from $15,000 in 2012), payable in May of each year, to the Board’s Lead Independent Director; and

•	a grant of $110,000 in restricted stock units (increased from $100,000 in 2012), made on the date of our Annual Meeting of Shareholders.
The number of restricted stock units granted is based on the closing sales price of Ryder common stock on the date of grant. The restricted stock units vest upon grant, following a director’s initial year of service on the Board, and are delivered (either as a lump sum or in annual installments as elected in advance by the director) upon termination of a director’s service on the Board. The units receive dividend equivalents, which are reinvested through our Dividend Reinvestment Program. Upon the occurrence of a change in control, as defined in the relevant plan documents, all outstanding restricted stock units will be delivered to the director in a lump sum.
Directors are given the option to receive all or any portion of their annual retainer in Ryder common stock, which cannot be sold until six months following the date such person ceases to be a director. As part of our deferred compensation plan, directors have the option of deferring receipt of their annual Board and Committee retainers as well as excess meeting fees. We do not pay above-market or preferential earnings on compensation deferred by the directors. Directors are not eligible to participate in our pension plan or 401(k) plan.
We maintain a Directors’ Charitable Awards Program pursuant to which each director elected prior to January 1, 2005 may designate up to two charitable organizations to which we will contribute an aggregate of $500,000 in ten annual installments in the director’s name following the director’s death. The program is currently funded with the proceeds of insurance policies and the directors obtain no financial benefits from the program. All of our directors elected prior to January 1, 2005 currently participate in the program. Directors may also participate in our Matching Gifts to Education Program available to all employees, under which we match a director’s contributions to eligible educational institutions up to a maximum of $10,000 per year. Employees are limited to a maximum of $1,000 per year.
2013 Director Compensation
The table below sets forth the total compensation received by our non-employee Board members in 2013. The amounts in the “Stock Awards” column below represent the aggregate grant date fair value of awards, computed in accordance with the accounting guidance for stock compensation, for (1) restricted stock units granted to the directors in 2013 and (2) dividends on the restricted stock units granted to directors in 2013.

Name	Fees Earned or Paid in Cash ($)[1,2,3]	Stock Awards ($)[4,5]	All Other Compensation ($)[6]	Total ($)
James S. Beard	70,767	0	0	70,767
John M. Berra	100,000	139,019	17,414	256,433
Robert J. Eck	100,000	116,817	10,000	226,817
L. Patrick Hassey	115,000	133,379	0	248,379
Michael F. Hilton	100,000	114,104	0	214,104
Tamara L. Lundgren	101,000	112,890	0	213,890
Luis P. Nieto, Jr.	112,000	130,952	10,000	252,952
Eugene A. Renna	101,000	139,876	7,590	248,466
Abbie J. Smith	117,000	139,019	7,414	263,433
E. Follin Smith	137,000	135,093	10,000	282,093
Hansel E. Tookes, II	102,000	139,876	6,960	248,836

1
Includes an annual Committee retainer of $35,000 plus an annual Board retainer of $65,000, except for Mr. Beard who was paid a prorated annual Committee retainer of $5,767 for the portion of the year he served as a director.

2
Includes Committee Chair fees as follows: Mr. Hassey, $15,000; Mr. Nieto, $10,000; Ms. A. Smith, $15,000; and Ms. E. Smith, $10,000; and Lead Independent Director fees as follows: Ms. E. Smith, $25,000.

3
This column includes additional meeting fees paid to members of the Board as follows: Ms. Lundgren, $1,000; Mr. Nieto, $2,000; Mr. Renna, $1,000; Ms. A. Smith, $2,000; Ms. E. Smith, $2,000; and Mr. Tookes, $2,000.

4
Includes the aggregate grant date fair value of awards computed in accordance with the accounting guidance for stock compensation for dividends on the restricted stock units granted to directors in 2013 in the following amounts: Mr. Beard, $0; Mr. Berra, $29,056; Mr. Eck, $6,853; Mr. Hassey, $23,416; Mr. Hilton, $4,141; Ms. Lundgren, $2,927; Mr. Nieto, $20,989; Mr. Renna, $29,912; Ms. A. Smith, $29,056; Ms. E. Smith, $25,129; and Mr. Tookes, $29,912.

5	The following table sets forth each director's outstanding stock as of December 31, 2013:

Name	Outstanding Stock Awards
James S. Beard	0
John M. Berra	22,121
Robert J. Eck	5,393
L. Patrick Hassey	16,862
Michael F. Hilton	3,385
Tamara L. Lundgren	2,566
Luis P. Nieto, Jr.	15,103
Eugene A. Renna	21,331
Abbie J. Smith	22,553
E. Follin Smith	18,563
Hansel E. Tookes, II	22,450

6
Consists of (i) benefits under the Company's Matching Gifts to Education program and (ii) insurance premiums paid in connection with the Directors’ Charitable Award Program. Benefits under the Company's Matching Gifts to Education program were as follows: Mr. Berra, $10,000; Mr. Eck, $10,000; Mr. Nieto, $10,000; and Ms. E. Smith, $10,000. Payments for insurance premiums related to the Directors’ Charitable Award Program were as follows: Mr. Berra, $7,414; Mr. Renna, $7,590; Ms. A. Smith, $7,414; and Mr. Tookes, $6,960.

Stock Ownership Requirements
To further align the interests of our directors and shareholders, we impose stock ownership requirements on our directors, who are expected to own Ryder common stock or common stock equivalents (including any vested or unvested restricted stock units) to meet such requirement. The ownership requirements must be proportionately satisfied within five years of the director’s election to the Board.
As a part of the Compensation Committee's comprehensive review and evaluation of our compensation package for non-employee directors conducted during 2012 and the competitive pay analysis conducted by the independent compensation consultant, the Committee recommended, and the Board approved, an increase in the director stock ownership requirements to five times such director's total annual cash retainer, based on a three-year rolling average stock price. Previously, the ownership requirement was one times such director's total annual compensation. The increase in the stock ownership requirements was effective January 1, 2013. As of December 31, 2013, all directors were in compliance with their stock ownership requirements.
ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proposal 3)
We are providing shareholders with an advisory vote on executive compensation, or Say on Pay, as required by the Dodd-Frank Act.
The Say on Pay vote is a non-binding vote on the compensation of our named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this proxy statement.  The Dodd-Frank Act requires us to hold the Say on Pay vote at least once every three years. At last year’s Annual Meeting of Shareholders, we held a Say on Pay vote and over 95% of shareholder votes cast supported our executive compensation.
The Dodd-Frank Act also requires us to hold a non-binding, advisory vote on the frequency of the Say on Pay vote (every one, two or three years) at least every six years. At the 2011 Annual Meeting, we held a frequency vote and a majority of shareholder votes cast supported an annual frequency for future Say on Pay votes. The Board considered the outcome of the shareholder vote and based on the results, determined that future Say on Pay votes will be held annually until the next required vote on the frequency of the Say on Pay vote.
We encourage shareholders to review the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure on pages 22 to 48. As discussed in the Compensation Discussion and Analysis, the fundamental drivers of the Company's executive compensation program and 2013 key compensation actions are the Committee's compensation philosophy and objectives, its commitment to pay for performance and the views and opinions of our shareholders. We believe that the success of our Company is attributable to our talented and committed executives. Therefore, compensation of our NEOs is designed to enable us to recruit, retain and motivate high quality executives who can help us achieve our short- and long-term corporate goals and strategies.

We believe that our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our shareholders. This balance is evidenced by the following:

•
We provide a significant part of executive compensation in performance based incentives, including an annual cash incentive award that is based on the achievement of corporate performance metrics and a Long-Term Incentive Program (LTIP) that is based on our relative total shareholder return (TSR) over a three-year period and the achievement of corporate return on capital targets.

◦
In 2013, we made several revisions to the LTIP to further align program results with Company financial performance, reflect current market practice, more appropriately measure Ryder's performance to its peers and encourage retention. The Long-Term Incentive allocation was revised to decrease the allocation to options and increase the allocation to performance based restricted stock rights (PBRSRs). The Company also increased from one to two performance metrics for PBRSRs and performance based cash awards (PBCAs), as measuring performance with multiple metrics provides a more complete picture of Company performance and ensures management is focused on overall Company performance and not just performance in one area.

◦
For 2013, consistent with prior years, approximately 85% of targeted compensation for our CEO and approximately 71% of targeted compensation for the other NEOs was at-risk based on Company performance or changes in Ryder's stock price.

•
Stock price appreciation was 90% from 2009 - 2013. Despite the value realized by shareholders, because Ryder's TSR was below target, no PBRSRs were vested or paid in 2011, 2012 or 2013 and no PBCAs were vested or paid in 2011 or 2013. The lapsed awards for these PBRSRs and PBCAs represented an aggregate value of $11.8 million that our NEOs did not receive. This demonstrates our alignment between our executive pay and our Company performance when performance is below our targets.

•
We set aggressive targets for our annual cash incentive awards. For 2013, our NEOs received an actual payout of 115.84% of target, based on 11% comparable EPS growth and 4% operating revenue growth in 2013.

In addition, we maintain strong corporate governance practices regarding executive compensation. For example,

•	The Compensation Committee retains an independent compensation consultant.

•
Our executive officers are all subject to, and in compliance with, our stock ownership requirements, which require a level of stock ownership that we believe appropriately aligns their interests with those of our shareholders. In 2013, we increased the stock ownership requirements from two to four times annual base salary for the CEO and from one to two times annual base salary for all other NEOs.

•
Awards to each executive officer under our annual cash incentive awards are capped at two times applicable target opportunity. We believe these caps are reasonable and limit the incentive for excessive risk-taking by our executives.

•	Executives are not permitted to enter into transactions that could be used to hedge the risk of Company stock ownership and are prohibited from pledging Company stock.
Shareholders are asked to vote on the following resolution:
RESOLVED, that the shareholders of Ryder approve, on an advisory basis, the compensation of Ryder’s named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in Ryder’s 2013 Annual Meeting proxy statement.
Although this Say on Pay vote on executive compensation is non-binding, the Board and the Compensation Committee will review the results of the vote and, consistent with our record of shareholder engagement, take the outcome of the vote into account when determining future executive compensation arrangements.
The Board recommends a vote FOR adoption of the resolution approving the compensation of our named executive officers, as described in the Compensation Discussion and Analysis section and the related tabular and narrative disclosure set forth in this proxy statement.

OVERVIEW OF PROPOSALS 4, 5, 6 AND 7
PROPOSALS TO ELIMINATE SUPERMAJORITY VOTE PROVISIONS IN RYDER’S ARTICLES OF INCORPORATION AND BY-LAWS
Overview
Proposals 4, 5, 6 and 7 request amendments of the Company’s Articles of Incorporation and By-Laws to (1) eliminate the supermajority vote provisions, except for the supermajority vote required to amend the provisions in the Articles of Incorporation and By-Laws prohibiting shareholder action by written consent; and (2) delete the provision on business combinations with interested shareholders entirely.
The Company believes these proposed amendments of the Articles of Incorporation and By-Laws are in the best interests of the Company and its shareholders and therefore proposes that shareholders approve separate proposals for the amendments to the Articles of Incorporation and By-Laws.
Each amendment contemplated by Proposals 4 through 7 is not conditioned upon the approval of any of the other proposals.
If one or more of the proposals is approved by the shareholders, the Company intends to file promptly Articles of Amendment to Ryder’s Restated Articles of Incorporation with the Florida Department of State reflecting the amendments approved in such proposals. The amendments will be effective on the date the Articles of Amendment are filed with the Florida Department of State. The text of the changes proposed by Proposals 4 through 7 to the Restated Articles of Incorporation and the By-Laws, assuming Proposals 4 through 7 are all approved, is set forth in Appendix A and Appendix B, respectively.
If any of Proposals 4 through 7 is not approved by the shareholders, Ryder’s current supermajority vote provisions described in such proposal will remain in place and the actions described in such proposal will continue to require the vote of the holders of 75% of the shares outstanding, as provided in the current Restated Articles of Incorporation and By-Laws.
Background of the Proposals
The Board is committed to good corporate governance and has periodically considered the advantages and disadvantages of maintaining the supermajority vote provisions. In the past, the Board has determined that maintaining these provisions was in the best interests of the Company and its shareholders. Specifically, the Board believes that (1) fundamental corporate changes should require broad consensus among shareholders, (2) the supermajority vote provisions provide protection against unfair, potentially abusive takeover attempts by encouraging acquirors to negotiate directly with the Board, ensuring that the Board can negotiate fair and adequate offers that maximize value for our shareholders and protect against abusive or coercive takeover tactics and (3) shareholders have other tools to voice their concerns, including the right to call a special meeting with 10% of outstanding stock, and annual director elections beginning in 2016 which was approved by our shareholders at last year’s Annual Meeting.
At our 2013 Annual Meeting, a shareholder proposal was submitted to a vote requesting that the Board take the steps necessary so that each voting requirement in the Articles of Incorporation and By-Laws that calls for greater than a simple majority vote be eliminated and replaced with a majority of votes cast standard. The shareholder proposal received the support of 49% of shares outstanding, which is less than the majority of shares outstanding required for the Board to consider the proposal as having passed. However, given the level of shareholder support for the proposal, the Board reconsidered this issue. In response to the shareholder vote, following the 2013 Annual Meeting, Ryder engaged with and received feedback on this issue from some of its largest, long-term shareholders.
After careful consideration of the issue, taking into account the results of last year’s advisory proposal and the feedback we received from our shareholders, the Board determined to: amend the Articles of Incorporation and the By-Laws to (1) eliminate the supermajority vote provisions, except for the supermajority vote required to amend the provisions in the Articles of Incorporation and By-Laws prohibiting shareholder action by written consent; and (2) delete the provision on business combinations with interested shareholders entirely.
The ability to act by written consent is an action that has been used historically as an abusive or coercive tactic. Allowing shareholders to act by written consent without the typical notice and disclosure requirements for shareholder meetings provides hostile investors with self-interested agendas the ability to act quickly, opportunistically and without the involvement of other shareholders or the Company. The Board does not believe that the ability to act by written consent presents an additional meaningful right of shareholders to influence and respond to actions by management given that shareholders already have the ability to call a special meeting with only 10% of outstanding stock. For these reasons, the Board believes it is in the best interests of the shareholders to preserve this supermajority vote requirement, so that broad shareholder involvement would be required to permit action by written consent in the future.
PROPOSAL TO ELIMINATE SUPERMAJORITY VOTE PROVISIONS
REGARDING THE REMOVAL OF DIRECTORS
(PROPOSAL 4)
Article IV(d) (Removal) of the Company’s Articles of Incorporation and Article V, Section 1(d) (Removal) of the Company’s By-Laws currently provide that directors may be removed, with or without cause, by the affirmative vote of the holders of 75% of the shares outstanding. Proposal 4 would eliminate the supermajority vote provisions applicable to the removal of directors in both the Articles of Incorporation and By-Laws and replace them with the Company’s default vote standard of a majority of shares outstanding.
As discussed above under "Overview of Proposals 4, 5, 6 and 7", the Board of Directors is recommending this proposal as part of its commitment to good corporate governance and in response to its shareholder engagement.
Vote Required
The affirmative vote of the holders of 75% of the shares outstanding is required to approve Proposal 4.
The approval of Proposal 4 is not conditioned upon the approval of Proposals 5, 6 or 7. If Proposal 4 is not approved by the shareholders, Ryder’s current supermajority vote provisions will remain in place and the removal of directors will continue to require the vote of the holders of 75% of the shares outstanding, as provided in the current Restated Articles of Incorporation and By-Laws.
The Board of Directors unanimously recommends that you vote FOR Proposal 4.
PROPOSAL TO ELIMINATE SUPERMAJORITY VOTE PROVISIONS REGARDING THE ALTERATION, AMENDMENT, REPEAL OR ADOPTION OF CERTAIN PROVISIONS OF THE BYLAWS
(PROPOSAL 5)
Article VI(a) (By-Law Amendments) of the Company’s Articles of Incorporation provides that neither Section 1 of Article V of the By-Laws (which addresses the Board of Directors) nor Section 2 of Article V of the By-Laws (which addresses the Notification of Nominations) may be altered, amended or repealed and no provision inconsistent with such provisions shall be adopted without the affirmative vote of the holders of 75% of the shares outstanding.  In addition, Article XIII(b) of the Company’s By-Laws (which addresses the ability of shareholders to amend the Company’s By-Laws) currently provides that the affirmative vote of the holders of 75% of the shares outstanding is required for shareholders to alter, amend or repeal any provision of the By-Laws or to adopt other By-Laws.  Proposal 5 would (a) eliminate these supermajority vote provisions in the Articles and (b) eliminate these supermajority vote provisions in the By-Laws (other than the provisions prohibiting shareholder action by written consent), and, in each case, replace the voting standard with the Company’s default vote standard of a majority of shares outstanding.  If adopted, all provisions of the By-Laws (other than the provisions prohibiting shareholder action by written consent) could be amended by the shareholders upon the approval of a majority of shares outstanding.

As discussed above under "Overview of Proposals 4, 5, 6 and 7", the Board of Directors is recommending this proposal as part of its commitment to good corporate governance and in response to its shareholder engagement.
Vote Required
The affirmative vote of the holders of 75% of the shares outstanding is required to approve Proposal 5.
The approval of Proposal 5 is not conditioned upon the approval of Proposals 4, 6 or 7. If Proposal 5 is not approved by the shareholders, Ryder’s current supermajority vote provisions will remain in place and the alteration, amendment, repeal or adoption of the By-Laws as described in this proposal will continue to require the vote of the holders of 75% of the shares outstanding, as provided in the current Restated Articles of Incorporation and By-Laws.
The Board of Directors unanimously recommends that you vote FOR Proposal 5.
PROPOSAL TO ELIMINATE SUPERMAJORITY VOTE PROVISIONS REGARDING THE ALTERATION, AMENDMENT, REPEAL OR ADOPTION OF CERTAIN PROVISIONS OF THE ARTICLES
(PROPOSAL 6)
Article IV(e) of the Articles of Incorporation states that the provisions of Article IV of the Articles of Incorporation (which addresses the Board of Directors) can only be altered, amended, repealed, and any provision inconsistent with the provisions of Article IV can only be adopted, with the affirmative vote of the holders of 75% of the shares outstanding.  Proposal 6 would eliminate these supermajority vote provisions and replace the voting standard with the Company’s default vote standard of a majority of shares outstanding.  As a result, if approved, shareholders could approve any amendment to Article IV of the Articles of Incorporation with the approval of a majority of shares outstanding.
As discussed above under "Overview of Proposals 4, 5, 6 and 7", the Board of Directors is recommending this proposal as part of its commitment to good corporate governance and in response to its shareholder engagement.
Vote Required
The affirmative vote of the holders of 75% of the shares outstanding is required to approve Proposal 6.
The approval of Proposal 6 is not conditioned upon the approval of Proposals 4, 5 or 7. If Proposal 6 is not approved by the shareholders, Ryder’s current supermajority vote provisions will remain in place and the alteration, amendment, repeal or adoption of certain provisions of the Articles of Incorporation as described in this proposal will continue to require the vote of the holders of 75% of the shares outstanding, as provided in the current Restated Articles of Incorporation.
The Board of Directors unanimously recommends that you vote FOR Proposal 6.
PROPOSAL TO ELIMINATE THE PROVISIONS OF THE ARTICLES REGARDING
BUSINESS COMBINATIONS WITH INTERESTED SHAREHOLDERS
(PROPOSAL 7)
Article VII (Certain Business Combinations) of the Company’s Articles of Incorporation provides that certain business combinations with interested stockholders must be approved by the affirmative vote of the holders of 75% of the shares outstanding. Proposal 7 would delete this provision regarding approval of business combinations with interested shareholders entirely, leaving only the requirements of Florida’s statutory fair price provision to apply to the approval of this type of business combination.
Ryder enacted its provision on business combinations with interested shareholders prior to the enactment of Florida’s statutory fair price provision set forth in Section 607.0901 (Affiliated Transactions) of the Florida Business Corporation Act. Now that shareholders have the protection of the Florida fair price provision, the Board believes that it is appropriate to delete Ryder’s provision on business combinations with interested shareholders and allow shareholders to rely on the protections provided under Florida law.
Vote Required
The affirmative vote of the holders of 75% of the shares outstanding is required to approve Proposal 7.
The approval of Proposal 7 is not conditioned upon the approval of Proposals 4, 5 or 6. If Proposal 7 is not approved by the shareholders, Ryder’s current supermajority vote provisions will remain in place and certain business combinations with interested shareholders will continue to require both the vote of the holders of 75% of the shares outstanding, as provided in the current Restated Articles of Incorporation, and approval under Section 607.0901 of the Florida Business Corporation Act.
The Board of Directors unanimously recommends that you vote FOR Proposal 7.

OTHER MATTERS
Proxy Solicitation Costs
We pay the cost of soliciting your proxy and reimburse brokerage firms and others for forwarding proxy materials to you. In addition to solicitation by mail, solicitations may also be made by personal interview, letter, fax and telephone. Certain of our officers, directors and employees may participate in the solicitation of proxies without additional consideration.
Vote Tabulation
Our Board has appointed Broadridge Financial Solutions, Inc. as the independent Inspector of Election. Representatives of Broadridge will count the votes.
Confidential Voting
The voting instructions of shareholders of record will only be available to the Inspector of Election. Voting instructions for employee benefit plans will only be available to the plan’s trustee and the Inspector of Election. The voting instructions of beneficial shareholders will only be available to the shareholder’s nominee. Your voting records will not be disclosed to us unless required by a legal order, requested by you or cast in a contested election.
Shareholder Proposals
To be considered for inclusion in Ryder’s 2015 proxy statement, shareholder proposals must be delivered in writing to us at 11690 N.W. 105 Street, Miami, Florida 33178, Attention: Corporate Secretary, no later than November 17, 2014. Additionally, we must receive proper notice of any shareholder proposal to be submitted at the 2015 Annual Meeting of Shareholders (but not required to be included in our proxy statement) no earlier than January 2, 2015 and no later than February 1, 2015.
If a shareholder would like to nominate one or more directors for election at the 2015 Annual Meeting of Shareholders, he or she must give advance written notice to us at least 90, but no more than 120, days before the one-year anniversary of the 2014 Annual Meeting, as required by our By-Laws. The notice must include information regarding both the proposing shareholder and the director nominee. For a discussion of the types of information that must be provided, please refer to the discussion under “Process for Nominating Directors” beginning on page 14 of this proxy statement. In addition, the director nominee must submit a completed and signed questionnaire. This questionnaire will be provided by the Corporate Secretary upon request and is similar to the annual questionnaire completed by all of our directors relating to their background, experience and independence.
All of the requirements relating to the submission of shareholder proposals or director nominations are included in our By-Laws. A copy of our By-Laws can be obtained from our Corporate Secretary. The By-Laws are also included in our filings with the SEC which are available on the SEC’s website at www.sec.gov.
Electronic Delivery
This year we again have elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite shareholders’ receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. On March 17, 2014, we mailed to our shareholders the Notice containing instructions on how to access our proxy statement, annual report and shareholder letter online. If you received the Notice by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. The Notice contains instructions on how to request a paper copy of the materials.
Most shareholders will receive the proxy statement online. If you received a paper copy, you can also view these documents on the Internet by accessing the Investor Relations page of our website at www.ryder.com.
If you are a shareholder of record you may, if you wish, receive future proxy statements, annual reports and any other accompanying materials online. If you vote via the Internet as described on your proxy card, you may sign up for electronic delivery at the same time. You may also register for electronic delivery of future proxy materials on the Investor Relations page of our website at www.ryder.com.
If you elect this feature, you will receive an e-mail message notifying you when the materials are available along with a web address for viewing the materials and instructions for voting by telephone or on the Internet.

We encourage you to sign up for electronic delivery of future proxy materials as this will allow you to receive the materials more quickly and will reduce printing and mailing costs.
Householding
We are only sending one set of Notices regarding the Internet availability of proxy materials or set of 2014 Annual Meeting materials to shareholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple packages. This practice, known as “householding,” is intended to eliminate duplicate mailings, conserve natural resources and help reduce printing and mailing costs.
If you are a record shareholder and you want to request a separate copy of this proxy statement or accompanying 2013 annual report on Form 10-K as filed with the SEC (such report is available free of charge and includes the financial statements and schedules thereto, but not the exhibits) and shareholder letter, you may contact our Investor Relations Department by calling (305) 500-4053, in writing at Ryder System, Inc., Investor Relations Department, 11690 N.W. 105 Street, Miami, Florida 33178 or by e-mail to RyderforInvestors@ryder.com, and a copy will be promptly sent to you. If you wish to receive separate documents in future mailings, please contact Broadridge by calling (800) 542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Our 2013 annual report, the shareholder letter and this proxy statement are also available through our website at www.ryder.com. A copy of any exhibit to the 2013 annual report on Form 10-K will be forwarded following receipt of a written request for such materials addressed to our Investor Relations Department.
Two or more shareholders sharing an address can request delivery of a single copy of the 2014 Annual Meeting materials if they are receiving multiple copies by contacting Broadridge in the manner set forth above.
If a nominee holds your shares, please contact such holder directly to inquire about the possibility of householding.

APPENDIX A

PROPOSED AMENDMENT TO RYDER SYSTEM, INC.
ARTICLES OF INCORPORATION

ARTICLES OF AMENDMENT TO
RESTATED ARTICLES OF INCORPORATION
OF RYDER SYSTEM, INC.

(Additions are underlined, deletions are struck-out)
Pursuant to the provisions of Sections 607.1001 and 607.1006 of the Florida Business Corporation Act, Ryder System, Inc., a Florida corporation (the “Corporation”), hereby adopts the following Articles of Amendment to its Restated Articles of Incorporation dated March 7, 1986, as amended on May 6, 1986, December 31, 1986, October 31, 1993, May 30, 1996, and May 6, 2013 (the “Restated Articles of Incorporation”):

FIRST:	The name of the corporation is RYDER SYSTEM, INC.

SECOND:	Sections (d) and (e) of Article IV of the Restated Articles of Incorporation shall be amended as follows:
“ARTICLE IV
Board of Directors
(d) Removal. Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect Directors under specified circumstances, any Director may be removed from office, with or without cause, only by the affirmative vote of the holders of ~~75% of the combined voting power~~ a majority of the then outstanding shares of stock entitled to vote generally in the election of Directors, voting together as a single class.
(e) Amendment, repeal, etc. Notwithstanding anything contained in these Restated Articles of Incorporation to the contrary, the affirmative vote of the holders of ~~at least 75% of the voting power~~ a majority of ~~all~~ the then outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with or repeal this Article IV.”

THIRD:	Article VI of the Restated Articles of Incorporation shall be amended as follows:
“ARTICLE VI
By-Law Amendments
(a) By Action of the Board of Directors or Stockholders. The Board of Directors shall have power to adopt, alter, amend and repeal the By-Laws of the Corporation (except as so far as the By-Laws of the Corporation adopted by the stockholders shall otherwise provide). Any By-Laws made by the Directors under the powers conferred hereby may be altered, amended or repealed by the Directors or by the stockholders. Notwithstanding the foregoing and anything contained in these Restated Articles of Incorporation to the contrary, ~~Section 4 of Article IV and~~ Sections 1 and 2 of Article V of the By-Laws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of ~~at least 75% of the voting power~~ a majority of ~~all~~ the then outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding anything contained in these Restated Articles of Incorporation to the contrary, the affirmative vote of the holders of ~~at least 75% of the voting power~~ a majority of ~~all~~ the then outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with or repeal this Article VI(a).
(b) Higher Vote for Certain Amendments. Notwithstanding Section (a) of this Article VI and anything contained in these Restated Articles of Incorporation to the contrary, Section 4 of Article IV of the By-Laws shall not be altered, amended, or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least 75% of the voting power of the then outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding anything contained in these Restated Articles of Incorporation to the contrary, the affirmative vote of the holders of at least 75% of the voting power of the then outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with or repeal this Article VI(b).”
FOURTH:    Article VII shall be deleted in its entirety.

FIFTH:
The foregoing amendments were adopted and approved by the shareholders of the Corporation at the Corporation’s annual meeting of shareholders held on May 2, 2014. The number of votes cast for the foregoing amendments by the shareholders was sufficient for approval.

SIXTH:
In accordance with Section 607.0123 of the Florida Business Corporation Act, the foregoing amendments to the Restated Articles of Incorporation shall become effective immediately upon filing with the Florida Department of State.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment on behalf of the Corporation on this __ day of [ ], 2014.

RYDER SYSTEM, INC.

By:
Name:
Title:

APPENDIX B

PROPOSED AMENDMENT TO RYDER SYSTEM, INC. BY-LAWS

AMENDMENT TO BY-LAWS OF RYDER SYSTEM, INC.

(Additions are underlined, deletions are struck-out)

Section 1d. of Article V of the By-Laws shall be amended as follows:
Article V
Section 1.    Board of Directors
d.    Removal
Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office, with or without cause, only by the affirmative vote of the holders of ~~75% the combined voting power of~~ a majority of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.
Article XIII of the By-Laws shall be amended as follows:
Article XIII
By‑Law Amendment
b.    By Action of the Stockholders
Unless a greater vote is specifically required by the laws of the State of Florida, or a greater or different vote is required by the provisions of the Restated Articles of Incorporation, the stockholders may alter, amend or repeal these By‑Laws, or adopt such other By‑Laws as in their judgment may be advisable for the administration or regulation of the management and affairs of the Corporation, to the extent not inconsistent with the laws of the State of Florida or the Restated Articles of Incorporation, at any regular meeting of the stockholders (or at any special meeting thereof duly called for that purpose in accordance with the provisions of these By‑Laws), only upon the affirmative vote of ~~at least 75% of the voting power~~ a majority of ~~all~~ the then outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding the foregoing and anything contained in these By-Laws to the contrary, Section 4 of Article IV of these By-Laws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of at least 75% of the voting power of the then outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

B-1

Ryder System, Inc. 11690 N.W. 105th Street Miami, Florida 33178 www.ryder.com

RYDER SYSTEM, INC.
C/O PROXY SERVICES
P.O. BOX 9163
FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M67016-P48311-Z62507

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RYDER SYSTEM, INC.

The Board of Directors recommends a vote "FOR" the following proposal:

1. Election of Directors

Nominees:

For a 3-year term of office expiring at the 2017 Annual Meeting.

	For	Against	Abstain
1a. L. Patrick Hassey	☐	☐	☐
1b. Michael F. Hilton	☐	☐	☐
1c. Hansel E. Tookes, II	☐	☐	☐

The Board of Directors recommends a vote "FOR" the following proposals:

	For	Against	Abstain
2. Ratification of PricewaterhouseCoopers LLP as independent registered certified public accounting firm for the 2014 fiscal year.	☐	☐	☐
3. Approval, on an advisory basis, of the compensation of our named executive officers.	☐	☐	☐
4. Approval of amendments to the Articles of Incorporation and By-Laws to eliminate supermajority vote provisions regarding removal of directors.	☐	☐	☐
5. Approval of amendments to our Articles of Incorporation and By-Laws to eliminate supermajority vote provisions regarding amendment of the By-Laws.	☐	☐	☐
6. Approval of amendments to our Articles of Incorporation to eliminate supermajority vote provisions regarding amendment of the Articles.	☐	☐	☐
7. Approval of amendments to our Articles of Incorporation to eliminate the provisions regarding business combinations with interested shareholders.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

This Proxy Card will be voted "FOR" the election of Directors L. Patrick Hassey, Michael F. Hilton and Hansel E. Tookes, II, and Proposals 2 - 7 if no choice is selected.

If you want to vote in accordance with the recommendations of the Board of Directors, simply sign below and return this card.

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please note such title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Directions to the Annual Meeting

NW 106th Street - Gran Park Blvd - Exit 34
Ryder
NW 105 Street
Florida's Turnpike
NW 112th Ave

Directions: Take State Road 836 West to the Florida Turnpike North. Exit onto NW 106th Street. Turn Right onto NW 112th Avenue. Turn Right onto NW 105th Street. Ryder Headquarters will be on the left.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report on Form 10-K and Shareholder Letter are available at www.proxyvote.com.

M67017-P48311-Z62507

PROXY
RYDER SYSTEM, INC.
ANNUAL MEETING - MAY 2, 2014

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert E. Sanchez, Art A. Garcia and Robert D. Fatovic, as true and lawful agents and proxies with full power of substitution in each, to represent the undersigned on all matters to come before the meeting and to vote as designated on the reverse side, all the shares of common stock of RYDER SYSTEM, INC., held of record by the undersigned on March 7, 2014, during or at any adjournment of the Annual Meeting of Shareholders to be held at 10:00 a.m., EDT at the Ryder System, Inc. Headquarters, 11690 N.W. 105th Street, Miami, Florida 33178 on Friday, May 2, 2014.

ON THE REVERSE SIDE OF THIS CARD YOU MAY SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES OR SIMPLY SIGN AND RETURN THIS CARD TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. UNLESS YOU VOTE BY TELEPHONE OR INTERNET, YOU MUST SIGN THIS CARD AND RETURN IT IN THE ENCLOSED ENVELOPE SO THAT THE PROXY HOLDERS MAY VOTE THE SHARES. IF PROPERLY EXECUTED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side